Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

Dated as of September 25, 2020

among

GRANITE POINT MORTGAGE TRUST INC.,

as Holdings,

Granite Point Operating Company LLC,
as the Administrative Borrower,

GP Commercial Investment Corp.,
as a Borrower,

GPMT CLO REIT LLC,

as a Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

-i-

-ii-

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SCHEDULES:

Schedule 1.01(a)	—	Commitment Schedule
Schedule 3.13(a)	—	Subsidiaries
Schedule 3.13(b)	—	Certain Convertible Shares, Options, Etc.
Schedule 5.19	—	Post-Closing Covenants
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.06	—	Existing Investments

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C-1	—	Form of Intellectual Property Security Agreement
Exhibit C-2	—	Form of Intellectual Property Security Agreement Supplement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Intercompany Note
Exhibit F	—	Form of Guaranty Agreement
Exhibit G	—	Form of Perfection Certificate
Exhibit H	—	Form of Perfection Certificate Supplement
Exhibit I	—	Form of Promissory Note
Exhibit J	—	Form of Pledge and Security Agreement
Exhibit K-1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	—	Form of Solvency Certificate

-iv-

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT, dated as of September 25, 2020 (this “Agreement”), is by and among Granite Point Mortgage Trust Inc., a Maryland corporation (“Holdings”), Granite Point Operating Company LLC, a Delaware limited liability company, the “Administrative Borrower”), GP COMMERCIAL INVESTMENT CORP., a Delaware corporation (“TRS Borrower”), GPMT CLO REIT LLC, a Delaware limited liability company (“Subsidiary REIT Borrower”), the Lenders from time to time party hereto and Wilmington Trust, National Association (“Wilmington Trust”), in its capacities as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities and together with its successors and assigns in such capacities, the “Administrative Agent”).

RECITALS

A.            On the Closing Date, the Borrower has requested that the Lenders extend credit in the form of (i) Initial Term Loan Commitments in an aggregate principal amount of equal to $225,000,000 and (ii) Delayed Draw Term Loan Commitments in an aggregate principal amount equal to $75,000,000.

B.            The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2018 FL1 CLO” means the GPMT 2018-FL1 commercial real estate collateralized loan obligation transaction.

“Acceptable Intercreditor Agreement” means, with respect to any Indebtedness that is secured by Liens on any Collateral on a pari passu or junior lien basis to the Liens on such Collateral securing the Term Loans or Indebtedness to be contractually subordinated in right of payment to the Term Loans, an intercreditor or subordination agreement or arrangement, as applicable, the terms of which are (i) consistent with market terms (as determined by the Borrower and the Required Lenders in good faith) governing arrangements for the sharing and/or subordination of Liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto and/or (ii) reasonably acceptable to the Borrower, the Administrative Agent and the Required Lenders.

“Adjusted Core Earnings” means, in respect of any period and as determined for Holdings and its Subsidiaries on a consolidated basis, Core Earnings for such period, adjusted to exclude the impact, if any, to net income of any costs and expenses incurred during such period in connection with the Internalization of Management, including, without limitation, the payment of any settlement with, or judgment or arbitral award in favor of, the Manager in connection therewith.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire, in the form provided to a Lender by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law, in equity or in arbitration, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of a Responsible Officer of Holdings or any of its Subsidiaries, threatened in writing, against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof; provided, however, that the following Persons shall not be considered an “Affiliate” of Holdings or any Subsidiary thereof for purposes of the Loan Documents (other than for purposes of Section 6.09 prior to the Internalization of Management or, thereafter, solely to the extent such Person would otherwise constitute an “Affiliate” thereof pursuant to this definition but for this proviso): (i) the Pine River Entities, and (ii) any Subsidiary or affiliates or any fund or other entity managed or advised from time to time by any of the Pine River Entities, other than the Loan Parties or any other direct or indirect Subsidiary of any Loan Party, solely in the case of this clause (ii), to the extent that such Person would be considered an “Affiliate” solely as a result of a Pine River Entity’s direct or indirect ownership therein or Control with respect thereto.

“Agent Fee Letter” means that certain fee letter dated as of the Closing Date by and between the Borrower and the Administrative Agent.

“Agreement” has the meaning assigned to such term in the preamble to this Term Loan Credit Agreement.

“Applicable Percentage” means, with respect to any Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Loan Commitments (if any) of such Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Loan Commitments (if any) of all Lenders under the applicable Class.

“Applicable Rate” means, for any day, with respect to any Term Loans, the rate per annum equal to (i) 8.00%, in the case of accrued interest paid entirely in cash in accordance with Section 2.13(b)(i) or any other applicable provision of this Agreement, or (ii) 9.00%, in case of any accrued interest paid in-kind and in cash in accordance with Section 2.13(b)(ii).

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01(d).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Approved Specified Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Financing Facility” means any indebtedness or obligations under securitization transactions, repurchase facilities, warehouse facilities, note-on-note financings, other credit facilities and arrangements similar to any of the foregoing and any other Indebtedness or obligations, in each case, secured directly or indirectly by, and incurred for the primary purpose of directly or indirectly funding the origination or acquisition of, or any Investment in, or otherwise financing, refinancing or capitalizing any previous origination or acquisition of, or Investment in, any CRE Finance Assets (including, for the avoidance of doubt, any financing secured by Capital Stock in any special purpose Subsidiary that directly or indirectly owns CRE Finance Assets of the type referred to in clause (iii) of the definition of “CRE Finance Assets” and no other material assets; provided that such CRE Finance Asset is not otherwise financed on the asset level). For the avoidance of doubt, the Existing Repurchase Facilities and the Existing CIBC Facility shall constitute Asset Financing Facilities hereunder.

“Asset Financing Facility Pledgor” means a special purpose Wholly-Owned Subsidiary of Holdings that does not have any material assets, liabilities or operations other than (i) direct ownership of Capital Stock of any Financing SPE Subsidiary and related rights and assets, (ii) Liens on the Capital Stock of any such Financing SPE Subsidiary solely to the extent securing obligations under the related Asset Financing Facility and (iii) intercompany transactions not prohibited hereunder relating to its direct ownership of Capital Stock of any Financing SPE Subsidiary. As of the Closing Date, the Subsidiaries identified on Part A of Schedule 10 to the Perfection Certificate are Asset Financing Facility Pledgors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower (including electronic records generated by the use of an Approved Electronic Platform).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.

“Basket” means any amount, threshold, exception or value permitted or prescribed with respect to any Indebtedness (including any Incremental Facility, Incremental Term Loan or Incremental Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition, Affiliate transaction or any transaction, action, judgment or amount under any provision in this Agreement or any other Loan Document.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrowers” means the Administrative Borrower, TRS Borrower and/or Subsidiary REIT Borrower, together with any successors and assigns of any such Person permitted under this Agreement. Any reference to “the Borrower” in any Loan Document shall mean a reference to the foregoing Persons individually and/or collectively, as the context may require.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any Loans of the same Class made on the same date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower.

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, membership interests, profits interests and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing, whether or not such debt securities include any right of participation with Capital Stock.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash and Cash Equivalents” has the meaning assigned to such term in Section 6.13(e).

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; and (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“CECL Reserves” has the meaning assigned to such term in Section 6.13(e).

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means at any time after the date hereof:

(a)            the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), of Capital Stock entitled to vote for members of the board of directors Holdings representing more than 50% of the total voting power of all of the issued and outstanding voting stock of Holdings;

(b)            any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), shall have obtained the power (whether or not exercised) to elect a majority of the members or the board of directors of Holdings;

(c)            Holding shall cease to beneficially own and control 100%, on a fully diluted basis, of the economic and voting interests in the Capital Stock of the Borrower; or

(d)            at any time after the date hereof, within any period of 12 consecutive months, occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings other than by individuals (i) who were directors on the Closing Date or at the beginning of such period, (ii) who were nominated, appointed or, in the case of a vacancy, elected to such board by, or whose nomination, appointment or election to such board was approved by, individuals referred to in clause (i) above constituting at the time of such nomination, appointment, election or approval at least a majority of such board or (iii) who were nominated, appointed or, in the case of a vacancy, elected to such board by, or whose nomination, appointment or election to such board was approved by, individuals referred to in clauses (i) and (ii) above constituting at the time of such nomination, appointment, election or approval at least a majority of such board.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“CMBS” has the meaning assigned to such term in Section 6.13(e).

“Class” when used with respect to (a) any Loan or Term Loan, refers to whether such Loan or Term Loan is an Initial Term Loan or Delayed Draw Term Loan, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or a Delayed Draw Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Term Loan or Commitment of a particular Class.

“Closing Date” means September 25, 2020, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Loan Party subject (or purported or required to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported or required to be subject) to a Lien pursuant to any Collateral Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a)            the Administrative Agent shall have received in the case of (x) any Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary) and (y) each Discretionary Guarantor:

(i)            (A) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (C) if the respective Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that do not constitute Excluded Assets, an Intellectual Property Security Agreement in substantially the form attached as Exhibit C-1 hereto, (D) a completed Perfection Certificate or Perfection Certificate Supplement, as applicable, and a certificate of a type described in Section 4.01(c)(i), (E) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent or Required Lenders may reasonably request, (F) a joinder to the Intercompany Note, in each case duly executed by the appropriate parties, (G) subject to Section 5.19, any Control Agreement (other than with respect to any Excluded Account) and (H) a customary written opinion of the new Loan Party’s counsel, dated as of the date of joinder and addressed to the Administrative Agent and the Lenders,

(ii)            each item of Collateral that such Subsidiary is required to deliver under the Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a) or the Security Agreement, as applicable), and

(iii)           in the event a Subsidiary that is organized in a jurisdiction other than a jurisdiction in the United States becomes a Foreign Discretionary Guarantor, such Loan Party shall grant a perfected lien on substantially all of its assets, in each case pursuant to an arrangement reasonably agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower subject to customary limitations and exclusions in such jurisdiction as reasonably agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower; and

(b)            the Administrative Agent shall have received with respect to any Material Real Estate Assets acquired after the Closing Date that do not constitute Excluded Assets, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower):

(i)             evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid first and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (acting at the direction of Required Lenders);

(ii)            one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Administrative Agent (acting at the direction of Required Lenders) (not to exceed the fair market value of the Material Real Estate Asset covered thereby (as reasonably determined by the Borrower and the Required Lenders)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent (acting at the direction of Required Lenders), insuring the relevant Mortgage as having created a valid first and subsisting Lien on the real property described therein, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent (acting at the direction of Required Lenders) may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii)           customary legal opinions of local counsel for the relevant Loan Party addressed to the Administrative Agent and the Secured Parties in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the relevant Loan Party, with respect to the due authorization, execution, delivery, enforceability and validity of the lien of such Mortgage and the perfection of any related fixture filings, in each case as the Administrative Agent (acting at the direction of Required Lenders) may reasonably request and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of Required Lenders);

(iv)           ALTA surveys, including an existing survey together with a no-change affidavit sufficient for the title insurance company to remove the standard survey exception from the Mortgage Policies and issue the survey-related endorsements and appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended); provided that the Administrative Agent may in its reasonable discretion accept any such existing certificate or appraisal so long as such existing certificate or appraisal satisfies any applicable local law requirements;

(v)            a completed life-of-loan Federal Emergency Management Agency standard flood hazard determination with respect to such Material Real Estate Asset;

(vi)           evidence that all other actions shall have been taken that are reasonably requested by Administrative Agent (acting at the direction of Required Lenders), to the extent necessary in order to create valid and subsisting first Liens on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties; and

(vii)          subject to the limitations in Section 9.03(a), evidence that all documented and invoiced fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation or the Mortgages, including reasonable attorney’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the Mortgages.

Notwithstanding any provision of any Loan Document to the contrary, (A) if a mortgage tax or any similar tax or charge will be owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax or any similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Material Real Estate Assets and (y) the fair market value of the applicable Material Real Estate Assets at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent (acting at the direction of Required Lenders) and the Borrower, which in the case of clause (y) will result in a limitation of the Obligations secured by the Mortgage to such amount, and (B) no Subsidiary Guarantor that is an Unsecured Guarantor shall be required to enter into any Collateral Document, solely for so long as such Person constitutes an Unsecured Guarantor.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage, (iii) each Intellectual Property Security Agreement, (iv) each Control Agreement, (v) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement,” and (vi) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment and Delayed Draw Term Loan Commitment, as applicable, in effect as of such time.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Senior Net Debt” means, at any date of determination (which, unless otherwise specified, shall be the last day of the most recently ended Test Period), an amount equal to Consolidated Total Net Debt as of the last day of the most recently ended Test Period that consists of, without duplication, Indebtedness of the Loan Parties that in each case is then secured by a Lien on any Collateral and both such Indebtedness and the Liens securing the same are not subordinated or junior to the Obligations, or the Liens securing the Obligations, respectively.

“Consolidated Total Assets” means, at any date of determination (which, unless otherwise specified, shall be the last day of the most recently ended Test Period), the Total Assets of Holdings and its consolidated Subsidiaries.

“Consolidated Total Net Debt” means, at any date of determination (which, unless otherwise specified, shall be the last day of the most recently ended Test Period), an amount equal to (i) the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP, minus (ii) the aggregate amount of any cash and Cash Equivalents of the Loan Parties as of such date of determination, to the extent such cash and Cash Equivalents were on deposit in or held in any Deposit Account subject to a Control Agreement; provided that the proceeds of Indebtedness incurred by Holdings or any Subsidiary shall not be considered cash or Cash Equivalents for purposes of any “netting” pursuant to clause (ii) of this definition for purposes of determining any concurrent (or substantially concurrent) incurrence test under this Agreement and whether Holdings is in pro forma compliance with any such concurrent (or substantially concurrent) test.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means with respect to a deposit account or securities account, any account control agreement in form and substance reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), which agreement provides the Administrative Agent with “control” over such account (as determined in, and for purposes of the, UCC).

“Convertible Notes” means Holdings’ 5.625% convertible senior notes due 2022 and Holdings’ 6.375% convertible senior notes due 2023 and any Refinancing Indebtedness in respect thereof.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Core Earnings” means, in respect of any period and as determined for Holdings and its Subsidiaries on a consolidated basis, the net income (loss) of Holdings and its consolidated Subsidiaries attributable to Holdings’ common stockholders for such period, computed in accordance with GAAP, and excluding (1) non-cash equity compensation expense, (2) any “Incentive Compensation” as defined and calculated pursuant to the Management Agreement, (3) depreciation and amortization, (4) any unrealized gains or losses or other similar non-cash items that are included in net income for such period, regardless of whether such items are included in other comprehensive income or loss or in net income for such period, and (5) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case, after discussions between the Manager and the Independent Directors, and approved in writing by both a majority of the Independent Directors on the board of directors of Holdings and the Required Lenders; provided that once the Internalization of Management is complete, (i) clause (2) above shall be deemed removed in its entirety from this definition of “Core Earnings” and replaced with a reference to “(2) [reserved],” and (ii) the reference to “the Manager” in clause (5) of this definition of “Core Earnings” shall be deemed removed and replaced with a reference to “Holdings”; provided further that, (a) Core Earnings, as calculated pursuant to this definition, shall be deemed equal to or less than “core earnings” as disclosed by Holdings its 10-K and 10-Q for the equivalent period of determination, and in the event that Core Earnings as calculated pursuant to this definition, results in a higher number for such period of determination compared to “core earnings” as disclosed by Holdings in its 10-K or 10-Q for such period of determination, then for the purposes of this definition, Core Earnings shall equal “core earnings” as disclosed by Holdings in its 10-K and 10-Q for such period of determination and (b) the exclusion of depreciation and amortization in the calculation of Core Earnings shall only apply to depreciation and amortization related to Target Investments that are structured as debt to the extent that Holdings or its applicable consolidated Subsidiary forecloses upon the property or properties underlying such debt. For purposes of this definition of “Core Earnings”, “Target Investments” means the types of investments described under “Business—Our Target Investments” in Holdings’ prospectus dated June 22, 2017, relating to Holdings’ sale of its common stock to the public through underwriters pursuant to Holdings’ Registration Statement on Form S-11 (No. 333-218197), subject to, and including, any changes to the Investment Guidelines that may be approved by the board of directors of Holdings from time to time.

“CRE Finance Assets” means (i) any commercial real estate loans and/or direct or indirect interests therein (including, without limitation, commercial mortgage backed securities, interests in collateralized loan obligations, mezzanine interests, senior and junior notes and participation interests with respect to any of the foregoing), (ii) any rights, assets or investments similar to or derivative of, any item referred to in the foregoing clause (i) or in clause (iii) below and/or the origination, acquisition, financing, servicing, operation (in the case of any item referred to in clause (iii) below) or administration thereof (regardless of whether or not Holdings or any of its Subsidiaries owns or originated the applicable commercial real estate loan or direct or indirect interest therein) (including, without limitation, in the case of any item referred to in clause (iii) below, in management, franchise and/or other operational rights), (iii) any Real Estate Assets acquired in connection with a foreclosure or other exercise of remedies under, or a workout or restructuring of, all or any portion of the obligations under any Asset Financing Facility, and/or direct or indirect interests in any such Real Estate Asset (including, without limitation, preferred equity and/or syndicated equity interests) and (iv) Capital Stock in any Person substantially all of whose assets, directly or indirectly, are comprised of one or more of the items referred to in the foregoing clauses (i), (ii) and/or (iii).

“Cumulative Adjusted Core Earnings” means, at any time (the “Reference Time”), an amount (which shall not be less than zero) equal to 100% of Adjusted Core Earnings for the period from the first day of the fiscal quarter of Holdings during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of Holdings prior to the Reference Time for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if Adjusted Core Earnings is a deficit, minus 100% of such deficit).

“Cure Amount” has the meaning assigned to such term in Section 6.13(f).

“Cure Right” has the meaning assigned to such term in Section 6.13(f).

“Custodial Report” means, with respect to any CRE Finance Asset (or pool or portfolio of CRE Finance Assets) financed by or subject to a Repurchase Facility, a “custodial report” or similar report from the applicable Repurchase Facility Custodian, summarizing (i) the documents constituting the “mortgage file”, “purchased assets file” or similar required documentation that have been delivered by or on behalf of the Subsidiary party to such Repurchase Facility to evidence such CRE Finance Asset(s) and (ii) any exceptions to the requirements contained in such Repurchase Facility to deliver such documentation.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent or the Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) during the Delayed Draw Availability Period, become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) during the Delayed Draw Availability Period, become the subject of (i) a bankruptcy, insolvency, receivership or other similar case or proceeding or (ii) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent have each determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Delayed Draw Availability Period” means the period from the Initial Funding Date until March 25, 2021 (the “Original Delayed Draw Availability Period”), unless such period is extended in accordance with Section 2.09, in which case the Delayed Draw Availability Period shall mean the Extended Delayed Draw Availability Period.

“Delayed Draw Commitment Extension Fee” has the meaning set forth in Section 2.12(b).

“Delayed Draw Commitment Extension Notice” means a written notice signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent stating that the Borrower has elected to exercise its Extension Option in accordance with Section 2.09.

“Delayed Draw Funding Date” means each date on which a Delayed Draw Term Loan is made.

“Delayed Draw Term Lender” means each Lender with a Delayed Draw Term Loan Commitment and/or Delayed Draw Term Loan.

“Delayed Draw Term Loan Commitment” means, as to each Lender, its obligation to make Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule as such Lender’s “Delayed Draw Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. Upon the funding of any Delayed Draw Term Loan by any Lender, the Delayed Draw Term Loan Commitment of such Lender shall be reduced dollar-for-dollar by the amount of such Delayed Draw Term Loan made by such Lender. The aggregate amount of the Lenders’ Delayed Draw Term Loan Commitment on the Closing Date is $75,000,000.

“Delayed Draw Term Loans” means the delayed draw term loans made from time to time by the Lenders to the Borrower pursuant to Section 2.01(b).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discretionary Guarantor” has the meaning assigned to such term in the definition of “Guarantor”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition (but excluding, for the avoidance of doubt, repayments) of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim or demand has been made) and the occurrence of the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants of Holdings or its Subsidiaries (or the Manager or its Affiliates), in each case in the ordinary course of business of Holdings or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of Holdings (or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (i) the Persons identified in writing on that certain list delivered by the Administrative Borrower to the Administrative Agent and the initial Lenders on or prior to the Closing Date (as such list may be updated from time to time in accordance with this paragraph as described below, the “DQ List”)), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name, and (iii) any other Affiliate of any Person described in clause (i) above that is identified from time to time in a written notice to the Administrative Agent as described below; provided that (x) following the Closing Date, during the first 90 days after the end of each Fiscal Year, the DQ List may be updated by the Administrative Borrower with the consent of the Required Lenders (which consent shall not be unreasonably delayed, conditioned or withheld) to add one or more additional Persons; provided, that in no event shall the Borrowers add more than five (5) additional Persons to the DQ List during the term of this Agreement, (y) no such update shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Term Loans in accordance with the terms of this Agreement (but such Person and any of its Affiliates that are Disqualified Institutions shall be prohibited from acquiring any additional assignment or participation interest in the Term Loans, Commitments and other Obligations except to the extent otherwise expressly agreed to in writing by the Administrative Borrower) and (z) any designation of a Person as a Disqualified Institution after the Closing Date that is permitted pursuant to this definition shall become effective no later than the third Business Day after written notice thereof by the Administrative Borrower to the Administrative Agent in accordance with the next succeeding paragraph.

Any supplement or other modification to the list of Persons identified as Disqualified Institutions permitted above shall be emailed to the Administrative Agent at ALennon@WilmingtonTrust.com, LoanAgency@WilmingtonTrust.com, and WTLA@WilmingtonTrust.com. Notwithstanding the foregoing, any list of Disqualified Institutions shall only be required to be available to any Lender or Participant or prospective Lender or Participant on the Approved Electronic Platform or another similar electronic system upon written request by such Lender or Participant or prospective Lender or Participant, subject to Section 9.05(f)(i).

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person that is a limited liability company (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement resulting in two or more Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount determined pursuant to Section 1.08.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, and (d) any Approved Fund of any Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution, (iii) any Defaulting Lender or (iv) Holdings or any of its Affiliates.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to Holdings or any of its Subsidiaries or any real property owned or leased by Holdings or any Subsidiary.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Subsidiary or any ERISA Affiliate, notification of the Borrower or any Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or is in “reorganization” within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exception Report” means each “exceptions report”, whether as part of the applicable confirmation statement or in a separate document, for each of the CRE Finance Assets financed by or subject to any Repurchase Facility which lists exceptions to the representations required to be made by Holdings or any of its Subsidiaries with respect to such CRE Finance Asset pursuant to the definitive documentation governing such Repurchase Facility.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means any deposit accounts, securities accounts and other bank accounts (i) which are solely for payroll (to the extent the funds on deposit therein at any time of determination are reasonably anticipated by any Loan Party to be paid during the then-current payroll period or the three-month period thereafter), escrow, trust (not holding funds owned by any Loan Party or Subsidiary) or withholding or which are other fiduciary or employee wage or benefit-related accounts or other Trust Accounts, (ii) which are used for the sole purpose of paying taxes, (iii) which are “zero-balance” accounts swept daily, (iv) in which the average monthly account balance does not exceed the Unrestricted Cash Amount by more than $2,500,000 for a period of more than two (2) consecutive Business Days when taken together with all other deposit accounts, securities accounts and bank accounts of the Loan Parties that constitute Excluded Accounts pursuant to this clause (iv); provided that all deposit accounts, securities accounts and other bank accounts excluded pursuant to this clause (iv) are owned by a SPE Loan Party and (v) in which the average monthly account balance does not exceed $500,000 when taken together with all other deposit accounts, securities accounts and bank accounts of the Loan Parties that constitute Excluded Accounts pursuant to this clause (v).

“Excluded Assets” means each of the following:

(a)            any asset (including Capital Stock) the grant or perfection of a security interest in which would (i) be prohibited by enforceable anti-assignment or negative pledge provisions set forth in any contract that is permitted by the terms of this Agreement and is binding on such asset at the Closing Date or at the time of its acquisition and, in each case, to the extent such prohibitions are not incurred in contemplation of the Closing Date or such acquisition, as applicable (other than in the case of Finance Leases and purchase money financings), (in each case, after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law), (ii) notwithstanding anything in this clause (a) to the contrary, be prohibited by any Asset Financing Facility that is permitted hereunder (including, without limitation, any Asset Financing Facility existing on the Closing Date or established from time to time after the Closing Date, in each case, that is permitted hereunder) (including, without limitation, to the extent required in order to obtain, or prohibited under, the applicable Asset Financing Facility, any Capital Stock in any Financing SPE Subsidiary directly or indirectly owned by any Loan Party (such Capital Stock, the “Financing Equity”)), so long as (I) in the case of any Capital Stock in any Financing SPE Subsidiary that is excluded from the Collateral under this clause (a)(ii) and that is not a direct Subsidiary of a Loan Party, all of the outstanding Capital Stock in the relevant Asset Financing Facility Pledgor (if applicable) or Intermediate Holdco, in either such case, that is the direct parent of such Financing SPE Subsidiary is pledged as Collateral hereunder or under a Collateral Document (or, to the extent such pledge would be prohibited and the relevant Asset Financing Facility Pledgor is not a direct Subsidiary of a Loan Party, all of the outstanding Capital Stock shall be so pledged in an Intermediate Holdco that is either (1) an indirect parent of such Financing SPE Subsidiary and the direct parent to such Financing SPE Subsidiary’s Asset Financing Facility Pledgor or (2) the direct parent of such Financing SPE Subsidiary) and (II) no assets shall constitute Excluded Assets under this clause (a)(ii) other than the (x) relevant CRE Finance Assets financed by such Asset Financing Facility, (y) any corresponding Financing Equity, and (z) other assets ancillary to such CRE Finance Assets owned by the Financing SPE Subsidiary under or in connection with such Asset Financing Facility (in accordance with the terms of such Asset Financing Facility), (iii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Finance Leases and purchase money financings) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) or (iv) except with respect to the Capital Stock of any Loan Party or any Wholly-Owned Subsidiary, trigger termination of any contract relating to such asset that is permitted by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) or would violate any joint venture agreement binding on such Capital Stock; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right,

(b)           any asset (other than Capital Stock of the Borrower or Subsidiaries that are Loan Parties) to the extent the grant or perfection of a security interest in such asset would result in adverse tax consequences (including any adverse tax consequences due to the application of Section 956 of the Code) or materially adverse regulatory consequences, in each case, to any Loan Party as reasonably determined by Holdings and the Administrative Agent (acting at the direction of the Required Lenders),

(c)           Capital Stock of any special purpose entity used for any permitted Qualified Securitization Financing so long as such Capital Stock is directly or indirectly owned by a Loan Party and such Capital Stock is not subject to any Liens other than Liens granted to secure any obligations in connection with such Qualified Securitization Financing;

(d)           Excluded Accounts,

(e)           any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use,” “Amendment to Allege Use” or similar filing with respect thereto, by the United States Patent and Trademark Office, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) Trademark application under applicable federal Law,

(f)           any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited under applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority) or (ii) require any governmental (including regulatory) or third party (other than Holdings, a Subsidiary of Holdings, the Manager, or the respective Affiliates of the foregoing) consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained and it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization) (in each case in this clause (f), to the extent such requirement in clause (f)(ii) was not incurred in contemplation of the Closing Date or of such Subsidiary becoming a Subsidiary (other than in the case of any Asset Financing Facility with respect to (x) the relevant CRE Finance Assets financed thereby or otherwise subject thereto, (y) any corresponding Financing Equity and (z) other assets related to such CRE Finance Asset owned by the Financing SPE Subsidiary under such Asset Financing Facility), and after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law and so long as, in the case of any Capital Stock in any Subsidiary that is excluded from the Collateral under clause (f)(ii) as a result of absence of any requisite third party consent, approval, license or authorization only, all of the outstanding Capital Stock in a direct or indirect parent of such Subsidiary is pledged as Collateral hereunder or under a Collateral Document); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (f) to the extent that the assignment of such proceeds or receivables is effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition,

(g)           (i) any leasehold interest in Real Estate Assets (including, without limitation, any ground lease), (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement, any other leasehold interests, (iii) any owned Real Estate Asset that is not a Material Real Estate Asset, (iv) any owned Real Estate Asset (including any owned Real Estate Asset that is, or is intended to become, subject to a Mortgage) located in a flood hazard area or Real Estate Assets subject to any flood insurance due diligence (other than, for the avoidance of doubt, standard flood hazard determinations), flood insurance requirements or compliance with any Flood Insurance Laws (it being agreed that (A) if it is subsequently determined that any owned Material Real Estate Asset subject to, or otherwise required to be subject to a Mortgage is or might be located in a flood hazard area, (1) such Real Estate Asset shall be deemed to constitute an Excluded Asset until a determination is made that such Real Estate Asset is not located in a flood hazard area and does not require flood insurance and (2) if there is an existing Mortgage on such property, such Mortgage shall be released if the mortgaged property is a Flood Hazard Property for so long as such Real Estate Asset constitutes Flood Hazard Property or requires flood insurance, or (B) if it cannot be determined whether such owned Real Estate Asset is a Flood Hazard Property or would require flood insurance and the time or information necessary to make such determination would (as determined by Holdings in good faith) delay or impair the intended date of funding any Loan or effectiveness of any amendment or supplement under the Loan Documents, the foregoing subclause (A) shall also apply), and (v) any owned Real Estate Asset of the type referred to in clause (iii) of the definition of “CRE Finance Assets” that is, or is in the process of becoming or that Holdings or any Subsidiary intends to cause to be, financed by or otherwise subject to any Asset Financing Facility; provided that, with respect to any such Real Estate Asset referred to in this clause (v) that is a Material Real Estate Asset, (x) at any time such Real Estate Asset is not financed by or otherwise subject to any Asset Financing Facility, all of the outstanding Capital Stock of the Subsidiary owning such Real Estate Asset is pledged as Collateral under a Collateral Document (which pledge shall be granted upon acquisition thereof by such Subsidiary or promptly thereafter), (y) upon the occurrence and during the continuance of an Event of Default, this clause (v) shall only apply to any owned Real Estate Asset during such time when it is in the active process of becoming financed by or subject to an Asset Financing Facility and (z) 180 days after the acquisition of such Real Estate Asset, this clause (v) shall cease to apply to such owned Real Estate Asset if such owned Real Estate Asset is not the active process of becoming financed by or subject to an Asset Financing Facility.

(h)           any Margin Stock,

(i)            any Commercial Tort Claim, except for any Commercial Tort Claim held by a Loan Party with respect to which a complaint has been filed in a court of competent jurisdiction asserting damages (individually for any such Commercial Tort Claim) in excess of $5,000,000;

(j)            assets subject to a purchase money security interest, Finance Lease or similar arrangement, in each case, that is permitted by the terms of this Agreement and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement, or is prohibited thereby or creates a right of termination in favor of any other party thereto (other than Holdings, any Subsidiary of Holdings or any of their respective Affiliates) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law (to the extent such consent was not obtained and it being understood and agreed that no Loan Party shall have any obligation to procure any such consent); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (j) to the extent that the assignment of such proceeds or receivables is effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation,

(k)           any asset with respect to which the Administrative Agent (acting at the direction of the Required Lenders) and the relevant Loan Party have reasonably determined that the cost, burden, difficulty or consequence (including, prior to a Default or Event of Default, any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business and including the cost of title insurance, surveys or flood insurance (if necessary) or any mortgage, stamp, intangibles or other tax or expenses of obtaining or perfecting such security interest) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Secured Parties afforded thereby, which determination is evidenced in writing,

(l)            any lease, governmental license, permit, state or local franchise, charter and/or authorization or agreement (and the assets subject thereto at the time of the acquisition of such assets or thereafter to the extent pursuant to a transaction not prohibited by this Agreement), to the extent the grant of a security interest in such lease, governmental license, permit, state or local franchise, charter and/or authorization or agreement (i) would violate or invalidate such lease, governmental license, permit, state or local franchise, charter and/or authorization or agreement , (ii) would require consent thereunder (other than a Loan Party or an Affiliate thereof), to the extent such consent was not obtained and it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, or (iii) is prohibited or restricted thereby, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law, other than any proceeds or receivable thereof the assignment of which is effective under the UCC or other applicable Requirements of Law,

(m)          any assets owned by an Excluded Subsidiary that is not a Loan Party,

(n)           any aircraft or any trucks, trailers, tractors, service vehicles, motor vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of Holdings or any Subsidiary, and

(o)           any letter of credit rights (other than to the extent such rights can be perfected by filing a UCC financing statement);

provided, however, that Excluded Assets will not include any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Subsidiary” means:

(a)            any Immaterial Subsidiary,

(b)          any Subsidiary (i) that is prohibited or restricted from providing a Loan Guaranty by (A) any Requirement of Law, (B) any Contractual Obligation that, in the case of this subclause (B), exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary (which Contractual Obligation was not entered into in contemplation of such Subsidiary becoming a Subsidiary (including pursuant to assumed Indebtedness)) and/or (C) with respect to any Financing SPE Subsidiary directly owning (or any Asset Financing Facility Pledgor indirectly owning) the relevant CRE Finance Assets financed thereby, or the corresponding Financing Equity and notwithstanding anything in subclause (B) above to the contrary, any Asset Financing Facility that is permitted hereunder (including, without limitation, any Asset Financing Facility existing on the Closing Date or established from time to time after the Closing Date, in each case, that is permitted hereunder (including Asset Financing Facilities established in contemplation of the applicable Subsidiary becoming a Subsidiary)) or (ii) that would require a governmental (including regulatory) or third party (other than Holdings, a Subsidiary of Holdings, the Manager, or the respective Affiliates of the foregoing) consent, approval, license or authorization on the Closing Date or at the time such Subsidiary becomes a Subsidiary (and (other than in the case of any Asset Financing Facility with respect to (x) the relevant CRE Finance Assets financed by such Asset Financing Facility, (y) any corresponding Financing Equity and (z) other assets related to such CRE Finance Asset owned by the Financing SPE Subsidiary under such Asset Financing Facility) to the extent such requirement was not incurred in contemplation of the Closing Date or of such Subsidiary becoming a Subsidiary), (including any regulatory consent, approval, license or authorization) to provide a Loan Guaranty (except to the extent such consent has been obtained, it being understood there is no obligation to obtain or seek to obtain any such consent, approval, license or authorization), so long as, in the case of any Subsidiary that constitutes an Excluded Subsidiary pursuant to subclause (i)(C) or (ii) above (with respect to third party consent, approval, license or authorization only) above only, a direct or indirect parent of such Subsidiary is a Guarantor,

(c)           any (x) special purpose entity used for any permitted receivables facility or financing (including any Securitization Subsidiary) or (y) Financing SPE Subsidiary, in the case of this subclause (y), that is not an obligor under any Indebtedness and that does not own any assets other than assets ancillary to its potential ownership of CRE Finance Asset under Asset Financing Facilities, and

(d)          any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower, the burden or cost of providing a Loan Guaranty (including any material adverse tax consequences to Holdings or its Subsidiaries) outweighs, or would be excessive in light of, the practical benefits afforded thereby; in each case, unless such Subsidiary becomes a Guarantor pursuant to the last sentence of the definition thereof, which judgment is evidenced in writing.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) such recipient’s net income or franchise Taxes, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender (other than a Lender that became a Lender pursuant to an assignment under Section 2.19) with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan, or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new lending office, (d) any Tax imposed as a result of a failure by such Lender to comply with Section 2.17(f) (or, in the case of any payment made to the Administrative Agent for its own account, by the Administrative Agent to comply with Section 2.17(i)), (e) any Taxes imposed under FATCA, and (f) any U.S. federal backup withholding Taxes imposed under Section 3406 of the Code.

“Existing CIBC Facility” means the credit facilities and commitments under that certain Loan and Security Agreement, dated as of April 30, 2019, among GP Commercial CIBC LLC, a Delaware limited liability company as borrower, CIBC Bank USA, an Illinois banking corporation, as a lender, and the other lenders party thereto from time to time (as may be amended, restated, modified, renewed, extended, refinanced or replaced from time to time in accordance with this Agreement).

“Existing Citibank Repurchase Facility” means the facilities and commitments under that certain Master Repurchase Agreement, dated as of June 28, 2017, by and between GP Commercial CB LLC, a Delaware limited liability company, as seller, Citibank, N.A., a national banking association, as purchaser (as amended by that certain First Amendment to Master Repurchase Agreement and Other Transaction Documents, dated as of February 28, 2019, as further amended by that certain Second Amendment to Master Repurchase Agreement and Other Transaction Documents, dated as of July 15, 2019, as further amended by that certain Third Amendment to Master Repurchase Agreement and Other Transaction Documents, dated as of January 9, 2020, as further amended by that certain Fourth Amendment to Master Repurchase Agreement and Second Amendment to Guaranty, dated on or about the Closing Date, and as may be further amended, restated, modified, renewed, extended, refinanced or replaced from time to time in accordance with this Agreement).

“Existing Citibank Swingline Facility” means the credit facilities and commitments under that certain Amended and Restated Credit Agreement, dated as of July 26, 2019, among GP Commercial CB SL LLC, as borrower, the guarantors party thereto, Citibank, N.A., as administrative agent, and the lenders party thereto from time to time (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of December 17, 2019, and as may be further amended, restated, modified, renewed, extended, refinanced or replaced from time to time in accordance with this Agreement).

“Existing Goldman Sachs Repurchase Facility” means the facilities and commitments under that certain Master Repurchase and Securities Contract Agreement, dated as of May 2, 2017, by and between Goldman Sachs Bank USA, a New York state-chartered bank, as buyer, and GP Commercial GS LLC, a Delaware limited liability company (f/k/a TH Commercial GS LLC), as seller (as amended by that certain First Amendment to Master Repurchase and Securities Contract Agreement, dated as of June 28, 2017, as further amended by that certain Second Amendment to Master Repurchase and Securities Contract Agreement, dated as of November 16, 2017, as further amended by that certain Third Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 9, 2018, as further amended by that certain Fourth Amendment to Master Repurchase and Securities Contract Agreement, dated as of July 16, 2019, as further amended by that certain Fifth Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 1, 2020, as further amended by that certain Sixth Amendment to Master Repurchase and Securities Contract Agreement and Second Amendment to Guarantee Agreement, dated on or about the Closing Date, and as may be further amended, restated, modified, renewed, extended, refinanced or replaced from time to time in accordance with this Agreement).

“Existing JPMorgan Repurchase Facility” means the facilities and commitments under that certain Uncommitted Master Repurchase Agreement, dated as of December 3, 2015, by and between JPMorgan Chase Bank, National Association, a national banking association, as buyer, and GP COMMERCIAL JPM LLC (f/k/a TH Commercial JPM LLC), a Delaware limited liability company, as seller (as amended by Amendment No. 1 to Master Repurchase Agreement, dated as of June 28, 2017, as further amended by Amendment No. 2 to Master Repurchase Agreement, dated as of June 28, 2019, as further amended by Amendment No. 3 to Master Repurchase Agreement, dated as of August 23, 2019, as further amended by Amendment No. 4 to Master Repurchase Agreement, dated as of December 13, 2019, as further amended by Amendment No. 5 to Master Repurchase Agreement and Amendment No. 2 to Amended and Restated Guarantee Agreement, dated as of July 2, 2020, as further amended by Amendment No. 6 to Master Repurchase Agreement and Amendment No. 3 to Amended and Restated Guarantee Agreement, dated on or about the Closing Date, and as may be further amended, restated, modified, renewed, extended, refinanced or replaced from time to time in accordance with this Agreement).

“Existing JPMorgan CMBS Repurchase Facility” means the facilities and commitments under that certain Master Repurchase Agreement, dated as of November 10, 2017, by and between J.P. Morgan Securities LLC and GP Commercial Mortgage LLC (f/k/a TH Commercial Mortgage LLC), a Delaware limited liability company (as may be amended, restated, modified, renewed, extended, refinanced or replaced from time to time).

“Existing Morgan Stanley Repurchase Facility” means the facilities and commitments under that certain Master Repurchase and Securities Contract Agreement, dated as of February 18, 2016, by and between Morgan Stanley Bank, N.A., a national banking association, as buyer, and GP Commercial MS LLC (f/k/a TH Commercial MS II, LLC), a Delaware limited liability company, as seller (as amended by that certain First Amendment to Master Repurchase and Securities Contract Agreement, dated as of June 30, 2016, as further amended by that certain Second Amendment to Master Repurchase and Securities Contract Agreement, dated as of February 21, 2017, as further amended by that certain Third Amendment to Master Repurchase and Securities Contract Agreement, dated as of June 28, 2017, as further amended by that certain Fourth Amendment to Master Repurchase and Securities Contract Agreement, dated as of October 27, 2017, as further amended by that certain Fifth Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 9, 2018, as further amended by that certain Sixth Amendment to Master Repurchase and Securities Contract Agreement, dated as of August 21, 2019, as further amended by that certain Seventh Amendment to Master Repurchase and Securities Contract Agreement and Second Amendment to Guaranty, dated on or about the Closing Date, and as may be further amended, restated, modified, renewed, extended, refinanced or replaced from time to time in accordance with this Agreement).

“Existing Repurchase Facilities” means, collectively, (i) the Existing Citibank Repurchase Facility, (ii) the Existing Goldman Sachs Repurchase Facility, (iii) the Existing Morgan Stanley Repurchase Facility, (iv) the Existing Wells Fargo Repurchase Facility, (v) the Existing JPMorgan Repurchase Facility and (vi) the Existing JPMorgan CMBS Repurchase Facility.

“Existing Wells Fargo Repurchase Facility” means the facilities and commitments under that certain Amended and Restated Master Repurchase Agreement and Securities Contract, dated as of May 9, 2018, by and between Wells Fargo Bank, National Association, as buyer, and GP Commercial WF LLC, a Delaware limited liability company, as seller (as amended by that certain Amendment Number One to the Amended and Restated Master Repurchase Agreement and Securities Contract, dated as of June 28, 2019, as further amended by that certain Amendment Number Two to Amended and Restated Master Repurchase Agreement and Securities Contract and Second Amendment to Guarantee Agreement, dated on or about the Closing Date, and as may be further amended, restated, modified, renewed, extended, refinanced or replaced from time to time in accordance with this Agreement).

“Extension Option” has the meaning assigned to such term in Section 2.09.

“Extended Delayed Draw Availability Period” has the meaning assigned to such term in Section 2.09.

“Fair Valuation” means, in respect of any Person, the value of the consolidated assets of such Person in accordance with GAAP.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement (and any related fiscal or regulatory legislation or rules, or official administrative guidance) implementing any of the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Financial Covenants” means the financial covenants set forth in Section 6.13(a), (b), (c) and (d).

“Financial Officer” means the chief financial officer, the chief accounting officer, treasurer, or any vice president having duties substantially similar to the foregoing, Holdings, or such other officer of Holdings reasonably acceptable to Administrative Agent (acting at the direction of the Required Lenders).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of Holdings as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financing Equity” has the meaning assigned to such term in the definition of “Excluded Assets.”

“Financing SPE Subsidiary” means any Subsidiary that constitutes a special purpose entity or other similar entity, in each case, formed or acquired to incur, or provide credit support with respect to, any Asset Financing Facility at such time of formation or acquisition or any time thereafter.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings ending December 31 of each calendar year.

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the U.S. in an area designated by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Discretionary Guarantor” means a Discretionary Guarantor that is organized in a jurisdiction outside of the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means each date on which a Term Loan is made.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governing Instruments” means, with regard to any entity and for purposes of the definition of “Independent Director”, (a) the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, (b) the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, (c) the certificate of formation and operating agreement in the case of a limited liability company, (d) the trust instrument in the case of a trust, or (e) similar governing documents, in each case as amended.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (as used in this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means Holdings and any Subsidiary Guarantor. For the avoidance of doubt, the Borrower may, in its sole discretion, elect to cause one or more Subsidiaries that are Excluded Subsidiaries to become a Guarantor (any such person, a “Discretionary Guarantor”) by causing such Person to execute a joinder to the Loan Guaranty (in substantially the form attached as an exhibit thereto) and to satisfy the requirements of Section 5.12 and the Collateral and Guarantee Requirement (as if such Person was a newly formed Subsidiary that is not an Excluded Subsidiary but without regard to the time periods specified therein); provided, that (i) in the case of any Foreign Discretionary Guarantor, the jurisdiction of such person is reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and (ii) Administrative Agent shall have received at least two (2) Business Days prior to such Person becoming a Guarantor all documentation and other information in respect of such person required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act).

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated under any Environmental Law or by any Governmental Authority or which poses a hazard to the Environment or to human health and safety, including, without limitation, petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, medical waste and pharmaceutical waste.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Interest Hedge Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Highly Rated CMBS” has the meaning assigned to such term in Section 6.13(e).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of Holdings, unless the Borrower elects not to treat any such Subsidiaries as Immaterial Subsidiaries, (a) the total assets (excluding the amount of operating lease “right-of-use assets” under GAAP) of which Subsidiary as of the last day of the most recently ended Test Period do not exceed 5.0% of Consolidated Total Assets of Holdings and its Subsidiaries as of the last day of the most recently ended Test Period and (b) the gross revenues of such Subsidiary for such Test Period were equal to or less than 5.0% of the consolidated gross revenues of Holdings and its Subsidiaries for such Test Period, in each case under this clause (b), determined in accordance with GAAP; provided that, if at any time and from time to time, the Consolidated Total Assets (excluding the amount of operating lease “right-of-use assets” under GAAP), and consolidated gross revenues, of all Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) above shall exceed 7.5% of Consolidated Total Assets or 7.5% of consolidated gross revenues, respectively, of Holdings and its Subsidiaries, in each case, as of or for the last day of the most recently ended Test Period, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such Fiscal Quarter or Fiscal Year were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more Subsidiaries as not constituting “Immaterial Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 5.12 with respect to any such Subsidiaries (to the extent applicable), in each case, other than any Subsidiaries that otherwise constitute Excluded Subsidiaries; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the financial statements referred to in Section 3.04(a)(i)(z).

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication,

(i)           obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person),

(ii)          obligations of such Person to pay the deferred purchase or acquisition price of property or services (other than (x) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered and (y) obligations with respect to earn-outs and similar deferred or contingency compensation arrangements that are not due and payable at such time),

(iii)         Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person,

(iv)         obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person,

(v)          Finance Lease Obligations of such person to the extent required to be characterized as a capitalized or financing lease (but not, for the avoidance of doubt, an operating lease) under GAAP,

(vi)         obligations of such Person under repurchase agreements or like arrangements;

(vii)        Indebtedness of others Guaranteed by such Person to the extent of such Guarantee, and

(vii)        Disqualified Capital Stock.

provided that, notwithstanding the foregoing, (a) in no event shall obligations under any Interest Hedge Transaction be deemed “Indebtedness” for any calculation of the Senior Net Debt to Total Assets Ratio or the Total Net Debt to Total Assets Ratio or any other financial ratio under the Loan Documents, (b) the amount of Indebtedness of any Person for purposes of clause (iii) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith, (b) in no event shall any Non-Finance Lease Obligations be deemed “Indebtedness” for any purpose under the Loan Documents, (c) in no event shall any Non-Recourse Indebtedness owing pursuant to a securitization transaction such as a “REMIC” securitization, a collateralized loan obligation transaction or other similar securitization be deemed “Indebtedness” for any purpose under the Loan Documents and (d) for, the avoidance of doubt, in no event shall any funding obligations or commitments, or guarantees of funding obligations or commitments, under any CRE Finance Assets be deemed “Indebtedness” for any purpose under the Loan Documents..

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness provides that such Person is not liable therefor. Notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement).

For the avoidance of doubt, Indebtedness will not be deemed to include obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement and are not otherwise made available for any other purpose and are used for such purpose.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent Director” means a member of the board of directors of Holdings who is “independent,” as determined by the board of directors of Holdings, in accordance with the rules of the New York Stock Exchange or such other securities exchange on which the shares of common stock of Holdings are listed. For the avoidance of doubt, an employee of any of the following Persons does not qualify as an Independent Director: any PIMCO Investor (as defined in the Investor Rights Agreement), Allianz SE, any of their respective Affiliates or, to the extent constituting a Standstill Party (as defined in the Investor Rights Agreement), any Related Fund of any of the foregoing.

“Information” has the meaning assigned to such term in Section 3.11(a).

“Initial Funding Date” means each date on which the Initial Term Loans are made.

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, as to each Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule as such Lender’s “Initial Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be (a) terminated pursuant to Section 2.09 and/or (b) otherwise adjusted from time to time in accordance with this Agreement. The aggregate amount of the Lenders’ Initial Term Loan Commitments on the Closing Date is $225,000,000.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a).

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreement” means any agreement confirming or effecting the grant of any Lien on Intellectual Property owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit C-1 hereto.

“Intellectual Property Security Agreement Supplement” means any agreement executed after the Closing Date confirming or effecting the grant of any Lien on Intellectual Property owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement Supplement substantially in the form of Exhibit C-2 hereto.

“Intercompany Note” means a promissory note substantially in the form of Exhibit E.

“Interest Expense” has the meaning assigned to such term in Section 6.13(e).

“Interest Payment Date” means the last Business Day of each March, June, September and December (commencing with the last Business Day in December 2020) and the Maturity Date.

“Interest Hedge Transaction” means any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor) and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted).

“Interest Period” means the period of time between each Interest Payment Date.

“Intermediate Holdco” means a special purpose Wholly-Owned Subsidiary of Holdings that does not have any material assets, liabilities or operations other than (i) direct or indirect ownership of Capital Stock of any Asset Financing Facility Pledgor (if applicable) or other Financing SPE Subsidiary and related rights and assets, (ii) intercompany transactions not prohibited hereunder relating to its direct or indirect ownership of Capital Stock of any Asset Financing Facility Pledgor or other Financing SPE Subsidiary, as applicable, and (iv) Obligations, if any, under the Loan Documents. As of the Closing Date, the Subsidiaries identified on Part B of Schedule 10 to the Perfection Certificate are Intermediate Holdcos.

“Internalization of Management” means the process, announced by Holdings on March 2, 2020, by which (i) the Management Agreement will be terminated and Holdings will no longer be managed by the Manager and (ii) Holdings will become a self-managed REIT.

“Investment” means (a) any purchase or other acquisition by Holdings or any of its Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance or capital contribution by Holdings or any of its Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Investment Guidelines” means the investment guidelines approved by the board of directors of Holdings, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire board of directors of Holdings (which, for purposes of the definition of “Core Earnings” must include a majority of the Independent Directors).

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the Closing Date, among Holdings, PIMCO, the initial Lenders, and the other Persons party thereto from time to time.

“IRS” means the U.S. Internal Revenue Service.

“Junior Debt” means any of the following Indebtedness: (i) any Indebtedness of Holdings or any of its Subsidiaries that is contractually subordinated in right of payment to the Term Facility, (ii) any Indebtedness of Holdings or any of its Subsidiaries that is secured by a lien on any Collateral that is junior to the liens on such Collateral securing the Term Facility, and (iii) any unsecured indebtedness constituting Subordinated Debt. For the avoidance of doubt, no Asset Financing Facility shall constitute Junior Debt.

“Knowledge” or “knowledge” means, as of any date of determination, then-current actual (as distinguished from imputed or constructive) knowledge. For the avoidance of doubt, “know”, “known” and “knew” shall have the respective correlative meaning thereto.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall (x) an operating lease (or other lease in respect of a Non-Finance Lease Obligation) or a license or other grant of rights to use Intellectual Property be deemed to constitute a Lien or (y) for the avoidance of doubt, any right of first refusal and tag, drag, forced sale, major decision or similar right in respect of any CRE Finance Asset constitute a Lien.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” means any Term Loan.

“Loan Documents” means this Agreement, the Agent Fee Letter, any Promissory Note, the Right of First Offer Letter, each Loan Guaranty, the Collateral Documents, the Perfection Certificate (including any Perfection Certificate delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”), any Perfection Certificate Supplement, any Acceptable Intercreditor Agreement to which the Borrower is a party, and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit F hereto, executed by each Loan Party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12 hereof.

“Loan Parties” means the Borrower and each Guarantor.

“Manager” means Pine River Capital Management L.P.

“Management Agreement” means that certain Management Agreement, dated as of June 28, 2017, between Holdings and Manager, as amended by that certain Amendment to Management Agreement, dated as of November 21, 2018 (as amended, restated, modified, renewed, extended, refinanced or replaced from time to time in accordance with this Agreement).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent and Lenders under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their obligations under the applicable Loan Documents. For the avoidance of doubt, none of the following shall constitute a Material Adverse Effect: (i) matters publicly disclosed prior to the Closing Date, (ii) other matters disclosed in writing to the initial Lenders prior to the Closing Date, (iii) the effects of the outbreak of the novel coronavirus (COVID-19) and the related government restrictions and market disruptions, and (iv) the effects of any settlement with, or judgment or arbitral award to or in favor of the Manager (and the payment of amounts owing pursuant thereto) in connection with the Internalization of Management.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its agent or bailee) pursuant to the Security Agreement or any applicable Acceptable Intercreditor Agreement.

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset acquired by any Loan Party having a fair market value (as reasonably determined by Holdings in consultation with the Administrative Agent after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $20,000,000 as of the date of acquisition thereof.

“Maturity Date” means the earlier of (x)  September 25, 2025 and (y) 11:59 p.m. (New York time) on September 30, 2020 if the Initial Term Loans have not been funded.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Moody’s” means Moody’s Lenders Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall contain such terms as may be necessary under applicable local Requirements of Law to perfect a Lien on the applicable Material Real Estate Asset.

“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which Holdings or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by Holdings or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Holdings or any of its Subsidiaries or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs and expenses incurred by Holdings or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of Holdings or the relevant Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Terms Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Obligation) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, or payment of other amounts due to, or required to be made available to, any Person under any other Contractual Obligation binding such assets or to which such assets are subject (including, without limitation, in the case of Real Estate Assets, any ground lease, lease or other occupancy agreement) (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from a non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of Holdings or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, escrow costs and fees, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany distributions) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Term Loans and any other Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Obligation) which is secured by, or subject to repurchase obligations or similar obligations with respect to, the asset so Disposed of and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) (including, without limitation, any Asset Financing Facility), (iv) Cash escrows (until released from escrow to Holdings or any of its Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by a non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of Holdings or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that is not required to be accounted for as a finance lease or capital lease on the balance sheet and the income statement in accordance with GAAP as in effect at any time of determination. For the avoidance of doubt, any lease pursuant to which a Person recognizes lease expense on a straight-line basis over the lease term and any operating lease shall be considered a Non-Finance Lease.

“Non-Finance Lease Obligation” means a lease obligation pursuant to any Non-Finance Lease.

“Non-Recourse Indebtedness” means any Indebtedness of any Person other than Recourse Indebtedness.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding) on the Loans, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding), reimbursements, indemnities and all other advances to, debts, liabilities, fees (including the Prepayment Premium) and obligations, covenants and duties of any Loan Party to the Lenders or to any Lender, the Administrative Agent, or any Indemnitee arising under the Loan Documents in respect of any Loan or otherwise, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation or designation of a new office for receiving payments by or on account of the Borrower (other than an assignment or designation of a new office made pursuant to Section 2.19(b)).

“Pari Passu Debt” means Indebtedness of the Loan Parties in the form of term or revolving loans, notes, debt securities or otherwise and/or commitments in respect of any of the foregoing, (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise); provided that:

(a)          immediately after giving effect to the incurrence of such Pari Passu Debt (assuming any revolving commitments are fully borrowed), the Senior Net Debt to Total Assets Ratio (expressed as a percentage) as of the last day of the most recently ended Test Period, calculated on a Pro Forma Basis, shall not exceed 7.16%;

(b)          the Weighted Average Life to Maturity applicable to such Pari Passu Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans (without giving effect to any prepayments thereof) on the date of incurrence of such Pari Passu Debt,

(c)          the final maturity date with respect to such Pari Passu Debt is no earlier than the Maturity Date on the date of incurrence of such Pari Passu Debt,

(d)          any such Pari Passu Debt (x) shall rank pari passu in right of payment with any then-existing tranche of Term Loans and (y) shall rank pari passu with any then-existing tranche of Term Loans, in right of security with respect to the Collateral,

(e)          such Pari Passu Debt is subject to any applicable Acceptable Intercreditor Agreement,

(f)           no such Indebtedness may be (x) incurred or guaranteed by any Person that is not a Loan Party or (y) secured by any assets other than the Collateral,

(g)          shall have terms and conditions (other than with respect to pricing, fees, rate, floors, premiums, funding discounts, original issue discounts and other than with respect to any terms and conditions addressed by any other clause of this definition) that are not more favorable in any material respect (taken as a whole) to the lender providing such Pari Passu Debt, than those applicable to the Term Loans, provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent at least six (6) Business Days prior to the incurrence of such Pari Passu Debt, together with a reasonably detailed description of the material terms and conditions of such Pari Passu Debt and drafts of the documentation relating thereto (and, to the extent such drafts are not substantially final, the Administrative Borrower shall deliver substantially final drafts at least three (3) Business Days prior thereto), stating that the Administrative Borrower has determined in good faith that the relevant terms and conditions of such Pari Passu Debt satisfy the requirement of this clause (g) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Administrative Borrower within such six (6) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees); provided, further, that this clause (g) shall not apply to covenants or other provisions (i) conformed (or added) in the Loan Documents, for the benefit of the Lenders, pursuant to an amendment of the relevant Loan Documents subject solely to the reasonable satisfaction of the Administrative Agent (acting at the direction of the Required Lenders) or (ii) that are applicable only to periods after the Maturity Date at the time of the issuance or incurrence of such Pari Passu Debt;

(h)          any conditions to availability or funding of any Pari Passu Debt (or commitments with respect to any such Pari Passu Debt) will be determined by the lenders or holders providing such Pari Passu Debt, and

(i)           immediately before and after giving effect to the incurrence of such Pari Passu Debt, no Default or Event of Default shall exist.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions, designs or improvements thereto described or claimed therein; (c) all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which Holdings or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit G.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit H.

“Perfection Requirements” means: (i) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization (or, in the case of a Foreign Discretionary Guarantor, other office under Section 9-307 of the UCC) of each Loan Party, (ii) the filing of appropriate assignments, security agreements, instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (iii) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and to the extent required by the applicable Loan Documents, (iv)  the delivery to the Administrative Agent of any stock certificate, promissory note and instruments required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank, (v) in the case of any Foreign Discretionary Guarantor (and its Capital Stock), such steps required to grant the Administrative Agent a first priority perfected lien on its Capital Stock and substantially all of its assets pursuant to arrangements reasonably agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower, and (vi) obtaining Control Agreements, to the extent requested by the Required Lenders, over any deposit account or securities account of a Loan Party, other than any Excluded Account.

“Permitted Acquisition” means any acquisition made by the Borrower or any other Loan Party, whether by purchase, merger or otherwise, of (i) all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person or (ii) a portfolio or pool of CRE Finance Assets of any Person, so long as:

(a)          the aggregate Permitted Acquisition Consideration for all Permitted Acquisitions shall not exceed $150,000,000 during any Fiscal Year; provided that any Permitted Acquisitions of the type described in clause (i) above and (d)(y) below shall not exceed $50,000 per year;

(b)          no Default or Event of Default has occurred and is continuing or would exist after giving effect to such transaction;

(c)          the Borrower is in compliance with the Financial Covenants calculated on a Pro Forma Basis; and

(d)          the assets acquired in such acquisition are either (x) CRE Finance Assets or (y) the assets or Capital Stock of (or any business line, unit or division or product line of) any Person that is engaged in a similar business as Holdings and its Subsidiaries.

“Permitted Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business, but excludes any customary indemnity payments required pursuant to indemnification or expense reimbursement provisions under any agreement entered into in connection with such Permitted Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition or other acquisition) to be established in respect thereof by Holdings or any Subsidiary.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“PIK Election” has the meaning assigned to such term in Section 2.13(b).

“PIK Interest” has the meaning assigned to such term in Section 2.13(b).

“PIMCO” means Pacific Investment Management Company LLC, a Delaware limited liability company.

“Pine River Entities” means Manager, Pine River Domestic Management L.P., Pine River Capital Management LLC and PRCM Advisers LLC.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Borrower and/or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Prepayment Asset Sale” means any Disposition by Holdings or its Subsidiaries made pursuant to Section 6.07(h) or (aa).

“Prepayment Premium Trigger Event” means any of the following that occurs (or is deemed to occur) prior to the third anniversary of the Closing Date:

(a)          any payment, prepayment or repayment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, but not limited to, any optional prepayment or mandatory prepayment, any distribution in respect thereof, and any refinancing thereof), whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the decision by the relevant Persons to commence or the actual commencement of, any proceeding under the Bankruptcy Code involving any Loan Party or Subsidiary thereof, and notwithstanding any acceleration (for any reason) of the Obligations;

(b)          the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Article 7, including as a result of the commencement of any proceeding under the Bankruptcy Code;

(c)          the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any proceeding under the Bankruptcy Code, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure, or the making of a distribution of any kind in any proceeding under the Bankruptcy Code to the Administrative Agent or the Lenders in full or partial satisfaction of the Obligations; or

(d)          the termination of this Loan Agreement for any reason.

For purposes of the definition of the term Prepayment Premium, if a Prepayment Premium Trigger Event occurs under clause (b), (c) or (d), solely for the purposes of determining whether such Prepayment Premium is due, the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Prepayment Premium Trigger Event occurs.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee.”

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Debt to Total Assets Ratio, the Senior Net Debt to Total Assets Ratio or Consolidated Total Assets (including component definitions thereof), subject to Section 1.10, that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made and that:

(a)            any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(b)            any Indebtedness incurred by Holdings or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Finance Lease shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower,

(c)            the acquisition or sale of any asset included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into Holdings or any of its Subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction,” shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made, and

(d)            whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test (except for purposes of determining actual compliance with the Financial Covenants) shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable (or, prior to the first delivery of financial statements pursuant to Section 5.01, the financial statements referred to in Section 3.04(a)(i)(z)). Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Net Debt to Total Assets Ratio for purposes of the Financial Covenants (other than for the purpose of determining pro forma compliance with the Financial Covenants as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Projections” means any financial projections, forecasts, financial estimates, other forward-looking and/or projected information concerning Holdings and its Subsidiaries and pro forma financial statements (if any) of Holdings and its Subsidiaries, in any such case, furnished by or on behalf of any Loan Party to the Lenders or Administrative Agent in connection with any Loan Document or the transactions contemplated thereby.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit I hereto, evidencing the aggregate outstanding principal amount of Terms Loans of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. For the avoidance of doubt, no Asset Financing Facility is required to meet the conditions for a Qualified Securitization Financing in order to be permitted to be incurred under this Agreement and Qualified Securitization Financings shall be deemed to exclude Asset Financing Facilities.

“Rating Agency” has the meaning assigned to such term in Section 6.13(e).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Recourse Indebtedness” has the meaning assigned to such term in Section 6.13(e).

“Reference Time” has the meaning assigned to such term in the definition of Cumulative Adjusted Core Earnings.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Section 857 et seq. of the Code.

“Related Fund” means, with respect to any Person, any fund or investment vehicle managed, administered or advised by (i) such Person, (ii) an Affiliate of such Person, or (iii) an entity or an Affiliate of an entity that manages, administers or advises such Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Repurchase Facility” means any repurchase facility that constitutes an Asset Financing Facility of Holdings and its Subsidiaries.

“Repurchase Facility Custodian” means, with respect to any Repurchase Facility, the master custodian, custodian, sub-custodian or similar agent or representative, as applicable, that holds or produces reports with respect to the “mortgage file”, “purchased assets file” or similar documentation required to be delivered by the Subsidiary party to such Repurchase Facility to evidence the CRE Finance Assets financed by or subject to such Repurchase Facility.

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50% of the sum of the total Term Loans and such unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president, the chief operating officer or any other executive officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party (unless otherwise specified herein). Any document delivered hereunder that is signed by a Responsible Officer on behalf of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, property, securities or a combination thereof) on account of any shares of any class of the Capital Stock of Holdings or any of its Subsidiaries, except a dividend payable solely in shares of Qualified Capital Stock of Holdings or such Subsidiary to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of Holdings or such Subsidiary to the holders of such class; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding.

“Right of First Offer Letter” means that certain Letter Agreement, dated as of September 25, 2020, by and among Holdings and the initial Lenders (or certain of their Related Funds), as amended or otherwise modified from time to time.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc.

“Sanctioned Person” means a person that is (i) listed in any Sanctions-related list of designated Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control, by the U.S. Department of State or Her Majesty's Treasury of the United Kingdom , (ii) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (at the time of this agreement, Cuba, Iran, North Korea, Syria, or the Crimea region), (iii) ordinarily resident in a country or territory which is the subject of country- or territory-wide Sanctions (at the time of this agreement, Cuba, Iran, North Korea, Syria, or the Crimea region), or (iv) majority-owned or, as relevant under applicable Sanctions, controlled by any of the foregoing.

“Sanctions” means those economic and financial sanctions laws, regulations, or trade embargoes (in each case having the force of law) administered, enacted or enforced from time to time by the United States by the Department of Treasury, Office of Foreign Assets Control or by the U.S. Department of State or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” means (i) the Lenders, (ii) the Administrative Agent, and (iii) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of Holdings or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Mandatory Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly-Owned Subsidiary (other than any Borrower) of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets), that engages in no activities other than in connection with the financing of Securitization Assets of Holdings or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings or any other Subsidiary of Holdings, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Whether or not a Person is a Securitization Subsidiary shall be determined in good faith by Holdings or the Borrower.

“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit J, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Senior Net Debt to Total Assets Ratio” means, at any date, the percentage obtained by dividing the following: (i) Consolidated Senior Net Debt as of the last day of the most recently ended Test Period by (ii) Consolidated Total Assets as of the last day of the most recently ended Test Period.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“SPE Loan Party” means a Loan Party that does not have any material assets, liabilities or operations other than (i) ownership of deposit account maintained to satisfy the obligations under Section 5.18 and the funds on deposit or held therein, (ii) intercompany transactions necessary to satisfy its obligations under Section 5.18, in connection with intercompany cash management operations or similar transactions or otherwise relating to its assets, to the extent not prohibited hereunder, and (iii) Obligations under the Loan Documents.

“Specified Debt” means any of the following Indebtedness: (i) any Junior Debt and (ii) the Convertible Notes. For the avoidance of doubt, no Asset Financing Facility shall constitute Specified Debt.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings that are customary in a Securitization Financing.

“Subject Indebtedness” has the meaning assigned to such term in Section 1.10(f)(i).

“Subject Loans” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person, in each case that is not prohibited by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any business unit, line of business or division of the Borrower or a Subsidiary) not prohibited by this Agreement, (d) any incurrence or repayment (or redemption, repurchase or other retirement) of Indebtedness and/or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Debt” means Indebtedness of the Loan Parties in the form of term or revolving loans, notes, debt securities or otherwise and/or commitments in respect of any of the foregoing, (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise); provided that:

(a)            immediately after giving effect to the incurrence of such Subordinated Debt (assuming any revolving commitments are fully borrowed), Holdings is in compliance with the Financial Covenants calculated on a Pro Forma Basis;

(b)            the Weighted Average Life to Maturity applicable to such Subordinated Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans (without giving effect to any prepayments thereof) on the date of incurrence of such Subordinated Debt,

(c)             the final maturity date with respect to such Subordinated Debt is no earlier than 91 days after the Maturity Date on the date of incurrence of such Subordinated Debt,

(d)            any such Subordinated Debt (x) shall rank junior in right of payment with any then-existing tranche of Term Loans and (y) shall either be unsecured or shall rank junior in right of security with respect to the Collateral with any then-existing tranche of Term Loans,

(e)            such Subordinated Debt is subject to any applicable Acceptable Intercreditor Agreement, and

(f)             no such Subordinated Debt may be (x) incurred or guaranteed by any Person that is not a Loan Party or (y) secured by any assets other than the Collateral,

(g)            shall have terms and conditions (other than with respect to pricing, fees, rate, floors, premiums, funding discounts, original issue discounts and other than with respect to any terms and conditions addressed by any other clause of this definition) that are (taken as a whole) no more favorable to the lender providing such Subordinated Debt, than those applicable to the Term Loans, provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent at least six (6) Business Days prior to the incurrence of such Subordinated Debt, together with a reasonably detailed description of the material terms and conditions of such Subordinated Debt and drafts of the documentation relating thereto (and, to the extent such drafts are not substantially final, the Administrative Borrower shall deliver substantially final drafts at least three (3) Business Days prior thereto), stating that the Administrative Borrower has determined in good faith that the relevant terms and conditions of such Subordinated Debt satisfy the requirement of this clause (g) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Administrative Borrower within such six (6) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees); provided, further, that this clause (g) shall not apply to covenants or other provisions (i) conformed (or added) in the Loan Documents, for the benefit of the Lenders, pursuant to an amendment of the relevant Loan Documents subject solely to the reasonable satisfaction of the Administrative Agent (acting at the direction of the Required Lenders) or (ii) that are applicable only to periods after the Maturity Date at the time of the issuance or incurrence of such Subordinated Debt;

(h)            any conditions to availability or funding of any Subordinated Debt (or commitments with respect to any such Subordinated Debt) will be determined by the lenders or holders providing such Subordinated Debt, and

(i)             immediately before and after giving effect to the incurrence of such Subordinated Debt, no Default or Event of Default shall exist.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of Holdings.

“Subsidiary Guarantor” means (x) on the Closing Date, each Subsidiary of Holdings (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each Subsidiary of Holdings that becomes a guarantor of the Obligations pursuant to the terms of this Agreement (including each Subsidiary that is a Discretionary Guarantor), in each case, until such time as the relevant Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Subsidiary REIT Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Subsidiary REIT Permitted Preferred Terms” means preferred shares of Subsidiary REIT having the following key economic terms: (i) between 100–150 of such preferred shares issued during the term of this Agreement, each with a liquidation preference of no more than $2,000 per share (plus accrued but unpaid dividends), (ii) maximum cumulative dividends (which may be payable and compounded monthly, quarterly, semi-annually, annually, or at any other interval) at a rate equal to or less than 20% per annum, and (iii) a redemption premium of up to $200 per share if such shares are redeemed before a specified date.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Tangible Net Worth” has the meaning assigned to such term in Section 6.13(e).

“Target Investments” has the meaning assigned to such term in Section 6.13(e).

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender and any Delayed Draw Term Lender.

“Term Loan” means the Initial Term Loans and, if applicable, any Delayed Draw Term Loans.

“Term Loan Commitment” means, as to each Lender, such Lender’s Initial Term Loan Commitment and Delayed Draw Term Loan Commitment.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) (or, prior to the first delivery of financial statements pursuant to Section 5.01, the financial statements referred to in Section 3.04(a)(i)(z)).

“Threshold Amount” means, at any date, the greater of (i) $25,000,000 and (ii) 0.60% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

“Total Assets” has the meaning assigned to such term in Section 6.13(e).

“Total Net Debt to Total Assets Ratio” means, at any date, the percentage obtained by dividing the following: (i) Consolidated Total Net Debt as of the last day of the most recently ended Test Period by (ii) Consolidated Total Assets as of the last day of the most recently ended Test Period.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, dilutions or violations thereof; (d) all rights to sue for past, present, and future infringements, dilutions or violations of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings and/or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Term Loans hereunder on the Initial Funding Date, (b) the execution and delivery by Holdings of the Warrants, and (c) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Trust Account” means any accounts used solely to hold Trust Funds.

“Trust Funds” means, to the extent segregated from other assets of the Loan Parties in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, cash, cash equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees, (b) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes) and (c) any other funds which the Loan Parties hold in trust or as an escrow or fiduciary for another person, which is not a Loan Party or a Subsidiary.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“U.S.” means the United States of America.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Unrestricted Cash” has the meaning assigned to such term in Section 6.13(e).

“Unrestricted Cash Amount” means, as of any time of determination, the minimum amount of Unrestricted Cash of Holdings and its consolidated Subsidiaries that is required to satisfy the Financial Covenant set forth in Section 6.13(b) at such time.

“Unsecured Guarantor” means any Subsidiary Guarantor solely to the extent that and for so long as:

(a)            such Subsidiary Guarantor has no material assets or material liabilities other than (i) direct or indirect ownership of Capital Stock of any Financing SPE Subsidiary and related rights and assets, (ii) Liens on the Capital Stock of any such Financing SPE Subsidiary solely to the extent securing obligations under the related Asset Financing Facility, (iii) intercompany transactions not prohibited hereunder relating to its direct or indirect ownership of Capital Stock of any Financing SPE Subsidiary, (iv) Obligations under the Loan Documents; and

(b)            any such Capital Stock of any Financing SPE Subsidiary directly or indirectly owned by such Unsecured Guarantor constitutes an Excluded Asset.

As of the Closing Date, the Subsidiaries identified on Part C of Schedule 10 to the Perfection Certificate constitute Unsecured Guarantors.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Warrants” means, collectively, the warrants entitling the holders thereof to purchase an aggregate of up to approximately 6.066 million shares of common stock of Holdings (as such number may be adjusted to the extent provided in such warrants) to be delivered to, and registered in the name of, the Lenders (or any of their respective Affiliates, Related Funds or designees) on the Closing Date, as such warrants may be thereafter assigned or transferred in accordance with the terms thereof, which warrants shall be exercisable in accordance with the terms thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person, 100% of the Capital Stock or other ownership interests of which (other than (i) directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction and (ii) in the case of Subsidiary REIT Borrower, holders of the preferred shares contemplated by Section 6.04(a)(vii)) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wilmington Trust” has the meaning assigned to such term in the preamble to this Agreement.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.          [Reserved].

Section 1.03.          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property,” when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

Section 1.04.          Accounting Terms; GAAP.

(a)          All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the Total Net Debt to Total Assets Ratio, the Senior Net Debt to Totals Assets Ratio, Consolidated Total Assets or any other financial ratio or financial metric shall be construed and interpreted in accordance with GAAP, as in effect from time to time (as adjusted in accordance with the first sentence of Section 6.13(e)). As used in this Section 6.13, the following terms shall have the respective meanings set forth below:; provided that

(i)             if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof;

(ii)            all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; and

(iii)            if the Borrower notifies the Administrative Agent that the Borrower is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS and after such conversion, the Borrower cannot elect to report under GAAP.

(b)          [Reserved].

(c)          Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Finance Lease,” regardless of GAAP as in effect at any applicable time, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Finance Leases in conformity with GAAP as in effect on January 1, 2018 shall be considered Finance Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05.          [Reserved].

Section 1.06.          Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07.          Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08.          Currency Equivalents Generally.

(a)          With respect to amounts denominated in currencies other than Dollars:

(i)            For purposes of any determination under Article 1, Article 5, Article 6 (other than Section 6.13 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”), in a currency other than Dollars, the Dollar Equivalent amount of a specified transaction in a currency other than Dollars shall be determined by the Borrower in good faith; provided, that (A) if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if the Dollar Equivalent thereof were determined on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus reasonable and customary fees and expenses (including to the extent customary and at then current market rates at the time of such refinancing or replacement, upfront fees and original issue discount, payable generally to the holders of such refinancing indebtedness) incurred in connection with such refinancing or replacement and the Indebtedness being refinanced or replaced, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01, and (B) for the avoidance of doubt, no Default or Event of Default shall occur or be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth above.

(ii)            For purposes of Section 6.13 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable rate of currency exchange used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04(a)(i)(z)), as applicable, for the relevant Test Period. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with Section 6.13 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable rate of currency exchange used in preparing the financial statements for the relevant Test Period, but would be in compliance with Section 6.13 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant rate of currency exchange over such Test Period, then, solely for purposes of compliance with Section 6.13, the Financial Covenant set forth in Section 6.13(a) as of the last day of such Test Period shall be calculated on the basis of such average relevant rate of currency exchange.

(b)          [Reserved].

Section 1.09.          [Reserved].

Section 1.10.          Certain Calculations and Tests.

(a)          Notwithstanding anything to the contrary herein, but subject to this Section 1.10, all financial ratios and tests (including the Total Net Debt to Total Assets Ratio, the Senior Net Debt to Total Assets Ratio and the amount of Consolidated Total Assets and the component definitions of any of the foregoing) contained in this Agreement shall be calculated with respect to any applicable Test Period to give effect to all Subject Transactions on a Pro Forma Basis that occurred on or after the first day of such Test Period and on or prior to the date of any required calculation of any financial ratio or test (which may be after the end of such Test Period); provided, that solely for purposes of calculating quarterly compliance with Section 6.13, no Subject Transaction occurring after the last day of the Test Period shall be taken into account or given pro forma effect.

(b)          [Reserved].

(c)          [Reserved].

(d)          [Reserved].

(e)          The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP. The increase in amounts secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of Section 6.02.

(f)           For purposes of determining at any time compliance with, or availability under, Section 6.01, 6.02, 6.04, 6.06, 6.07, 6.08 or 6.09 (including any applicable defined terms used therein), in the event that any Indebtendess, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction or and any related transactions, as applicable, meets the criteria of more than one of the Baskets (including, without limitation, sub-clauses, sub-categories or sub-items) permitted pursuant to any clause of such Section 6.01 (other than Section 6.01(a) with respect to the Initial Term Loans incurred on the Initial Funding Date), 6.02 (other than Section 6.02(a) to the extent securing Initial Term Loans incurred on the Initial Funding Date), 6.04, 6.06, 6.07, 6.08 or 6.09 or in any defined term used in any of the foregoing, in each case, the Borrower, in its sole discretion, may, at any time and from time to time, divide, classify or reclassify such transaction or item (or portion thereof) under one or more Baskets of each such Section (and/or applicable defined terms) and will only be required to include the amount and type of such transaction (or portion thereof) in any one applicable Basket thereof.

(g)          [Reserved].

(h)          Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

ARTICLE 2

THE CREDITS

Section 2.01.          Commitments.

(a)          Subject to the terms and conditions set forth herein, each Initial Term Lender severally, and not jointly, agrees to make an Initial Term Loan to the Borrower on the Initial Funding Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment. Amounts paid or prepaid in respect of the Initial Term Loans may not be re-borrowed.

(b)          Subject to the terms and conditions set forth herein, each Lender with Delayed Draw Term Loan Commitment, severally and not jointly, agrees to make Delayed Draw Term Loans to the Borrower during the Delayed Draw Availability Period, which Delayed Draw Term Loans shall not exceed for any such Lender at the time of any incurrence thereof the Delayed Draw Term Loan Commitment of such Lender as set forth on Schedule 1.01(a). Other than a borrowing of the entire balance of the Delayed Draw Term Loan Commitments, each borrowing on Delayed Draw Term Loans shall be in a minimum amount of $20,000,000 and integral multiples of $5,000,000 in excess of that amount.

Section 2.02.          [Reserved].

Section 2.03.          Requests for Borrowings. Each Term Loan borrowing shall be made upon irrevocable notice by the Borrower to the Administrative Agent (provided that notices in respect of Term Loan Borrowings to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted irrevocable repayment or redemption of Indebtedness).  Each such notice must be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) with respect to the Initial Term Loans borrowing, by 11:00 a.m. two (2) days prior to the Initial Funding Date (or such shorter time as agreed by the Required Lenders) or (ii) with respect to any Delayed Draw Term Loan borrowing, 11:00 a.m. twelve (12) Business Days prior to the requested day of any such borrowing. The Borrower may make up to three (3) borrowing requests for Delayed Draw Term Loans and after which the Delayed Draw Term Loan Commitments shall automatically be reduced to zero.

Section 2.04.          [Reserved].

Section 2.05.          [Reserved].

Section 2.06.          [Reserved].

Section 2.07.          Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder not later than 2:00 p.m. on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower.

(b)           Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any borrowing prior to the proposed date of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08.          [Reserved].

Section 2.09.          Termination of Commitments; Extension of Commitment Period.

(a)          Unless previously terminated, (i) the Initial Term Loan Commitments as of the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Initial Funding Date and (ii) the Delayed Draw Term Loan Commitments shall automatically be reduced dollar-for-dollar upon the making of each Delayed Draw Term Loan and the undrawn amount of Delayed Draw Term Loan Commitments thereof shall automatically terminate upon expiration of the Delayed Draw Availability Period and as provided in Section 2.03.

(b)           The Borrower shall have the option to extend the Original Delayed Draw Availability Period (the “Extension Option”) so that such period extends from the Closing Date to the date that is the one year anniversary of the Closing Date (the “Extended Delayed Draw Availability Period”) if the following two conditions are satisfied (i) the Administrative Agent has received a duly executed and completed Delayed Draw Commitment Extension Notice signed by a Responsible Officer of the Borrower at least five days prior to the expiration of the Original Delayed Draw Availability Period and (ii) the Administrative Agent, on behalf of the Delayed Draw Term Lenders, has received the Delayed Draw Commitment Extension Fee prior to expiration of the Original Delayed Draw Availability Period. The Original Delayed Draw Availability Period shall be immediately and automatically extended upon satisfaction of the aforementioned two conditions, and the Administrative Agent shall promptly notify each Lender in the event such period is extended.

Section 2.10.          Repayment of Loans; Evidence of Debt.

(a)           The Borrowers hereby jointly and severally unconditionally promise to repay the outstanding principal amount of the Term Loans to the Administrative Agent for the account of each Lender on the Maturity Date, in an amount equal to the remainder of the principal amount of the Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, and all fees, expenses payable under the terms of the Loan Documents and all other Obligations accrued in respect thereof, including, if applicable, the Prepayment Premium.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain the Register in accordance with Section 9.05(b)(iv), and shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section and any Lender’s records, the accounts of the Lenders shall govern.

(e)           Any Lender may request that any Term Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

Section 2.11.          Prepayment of Loans.

(a)           Optional Prepayments.

(i)             Upon prior notice in accordance with paragraph (a)(ii) of this Section, the Borrowers shall have the right at any time and from time to time to prepay any borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Borrower in its sole discretion) in whole or in part without premium or penalty, other than the Prepayment Premium, if applicable. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)            The Borrowers shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a), not later than 2:00 p.m. three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each borrowing or portion thereof or each relevant Class to be prepaid and shall include the amount of Prepayment Premium (if any) due on such amount; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any borrowing shall be a minimum amount equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof (or, if less, the outstanding remaining balance of Term Loans). Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified in the applicable prepayment notice and consistent with the requirements hereof, and each prepayment of Term Loans of such Class or Classes made pursuant to this Section 2.11(a) shall be applied first to the Prepayment Premium, if any, second to accrued Interest due on the amount of prepayment, third to the principal amount of outstanding Term Loans (other than Term Loans constituting PIK Interest) and fourth, to the principal amount of outstanding Term Loans constituting PIK Interest.

(iii)           FOR THE AVOIDANCE OF DOUBT, ANY PAYMENT OR PREPAYMENT MADE PURSUANT TO SECTION 2.11(a) SHALL BE SUBJECT TO THE APPLICABLE PREPAYMENT PREMIUM.

(b)          Mandatory Prepayments.

(i)             To the extent any Junior Debt receives a cash interest payment in any Interest Period, the Borrower shall promptly prepay the Term Loans in an amount equal to the lesser of (x) the amount of cash interest paid in such Interest Period in respect of such Junior Debt and (y) the amount of any outstanding PIK Interest (calculated at the time such cash interest payment is made) that has been added to the outstanding amount of the Term Loans (excluding any portion of PIK Interest in respect of which the Borrower has previously made a cash payment pursuant to this Section 2.11(b)(i) or otherwise repaid in cash prior to such time); provided that, notwithstanding anything to the contrary herein, in addition to any Junior Debt, this Section 2.11(b)(i) shall apply to any Refinancing Indebtedness in respect of the Convertible Notes if the effective yield (calculated in a manner consistent with generally accepted financial practice based on the interest rate and fees payable by Holdings or any of its Subsidiaries to all the holders of the relevant Refinancing Indebtedness) on such Refinancing Indebtedness is more than the then current market rates at the time of such refinancing.

(ii)            No later than the fifth (5th) Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of $5,000,000 in any Fiscal Year, the Borrower shall apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such threshold (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Term Loans then subject to prepayment requirements (the “Subject Loans”) in accordance with clause (vi) below; provided that (A) so long as the Borrower does not notify the Administrative Agent in writing prior to the date any such prepayment is required to be made that it does not intend to (I) reinvest (including to make capital expenditures) the Subject Proceeds in the business (other than Cash or Cash Equivalents) (including, without limitation, investments in CRE Finance Assets) of Holdings or any of its Subsidiaries, then, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 12 months following receipt thereof, or (y) Holdings or any of its Subsidiaries has committed to so reinvest the Subject Proceeds during such 12 month period and the Subject Proceeds are so reinvested within 180 days after the expiration of such 12 month period (it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Subject Loans with the amount of Subject Proceeds not so reinvested as set forth above in this clause (I)) and (B) if, at the time that any such prepayment would be required hereunder, Holdings or any of its Subsidiaries is required to prepay any Pari Passu Debt, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the prepayment of such Pari Passu Debt (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and such Pari Passu Debt (or accreted amount if such Pari Passu Debt is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to such Pari Passu Debt shall not exceed the amount of the Subject Proceeds required to be allocated to such Pari Passu Debt pursuant to the terms thereof, and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof, and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of such Pari Passu Debt decline to have such Indebtedness Prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans to the extent required in accordance with the terms of this Section 2.11(b)(ii).

(iii)           In the event that Holdings or any of its Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by Holdings or any of its Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01) the Borrower shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt thereof of such Net Proceeds by the Borrower or its applicable Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the Term Loans in accordance with clause (vi) below.

(iv)            Notwithstanding anything in this Section 2.11(b) to the contrary:

(A)            the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) above to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Borrower of any such amount would be prohibited under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal, civil or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (it being agreed that, solely within 365 days following the event giving rise to the relevant Subject Proceeds, the Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation) (it being understood that if the repatriation of the relevant Subject Proceeds is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal, civil or criminal liability for the Persons described above, in either case, an amount equal to such Subject Proceeds will be promptly applied (net of additional Taxes that would be payable or reserved against as a result of repatriating such amounts) to the repayment of the applicable Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv))),

(B)            the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) to the extent that the relevant Subject Proceeds are received by any joint venture, in each case, solely with respect to any joint venture that is a Subsidiary, for so long as the distribution to the Borrower of such Subject Proceeds would be prohibited under the Organizational Documents governing such joint venture by any provision not entered into in contemplation of the Closing Date or of receipt of such Subject Proceeds; it being understood that if the relevant prohibition ceases to exist, the relevant joint venture that is a Subsidiary will promptly distribute the relevant Subject Proceeds, and the distributed Subject Proceeds will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the applicable Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), and

(C)            to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary, if the Borrower determines in good faith that the repatriation (or other intercompany distribution) to the Borrower, directly or indirectly, from a Foreign Subsidiary as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.11(b)(ii) above would result in a material adverse Tax liability (taking into account any withholding Tax) (the amount attributable to such Foreign Subsidiary, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.11(b)(ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of the relevant Subject Proceeds, directly or indirectly, from the relevant Foreign Subsidiary would no longer have a material adverse tax consequence (as reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower), an amount equal to the Subject Proceeds to the extent available, and not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the applicable Term Loans pursuant to Section 2.11(b) as otherwise required above;

(v)            Any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s pro rata share of the total amount of such mandatory prepayment of Term Loans.

(vi)           Except as otherwise contemplated by this Agreement, cash mandatory prepayment of applicable Term Loans pursuant to this Section 2.11(b) shall be applied ratably to the Term Loans in accordance with each Lender’s Applicable Percentage. All accepted prepayments under this Section 2.11(b) shall be applied first, to the Prepayment Premium, if any, second to accrued Interest due on the amount of prepayment, third to the principal amount of outstanding Term Loans (other than Term Loans constituting PIK Interest) and fourth, to the principal amount of outstanding Term Loans constituting PIK Interest.

(vii)          FOR THE AVOIDANCE OF DOUBT, ANY PAYMENT OR PREPAYMENT MADE PURSUANT TO SECTION 2.11(b) SHALL BE SUBJECT TO THE PREPAYMENT PREMIUM.

Section 2.12.          Fees and Prepayment Premium.

(a)           The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, the annual administration fee separately agreed in writing between the Borrowers and the Administrative Agent in the Agent Fee Letter.

(b)           On the Initial Funding Date the Borrowers jointly and severally agree to pay each Initial Term Lender a fee equal to 1.00% of the aggregate principal amount of Initial Term Loans made by such Initial Term Lender on the Initial Funding Date.

(c)           The Borrowers jointly and severally agree to pay each Delayed Draw Term Lender:

(i)            On each applicable Delayed Draw Funding Date, a fee equal to 1.00% of the principal amount of each Delayed Draw Term Loan made by each Delayed Draw Term Lender on such Delayed Draw Funding Date, which fees (A) shall be earned, due, and payable with respect to such Delayed Draw Term Loans when funded on the Delayed Draw Funding Date for such Delayed Draw Term Loans during the Original Delayed Draw Availability Period and (B) shall be paid in cash.

(ii)            In the event that the Borrower elects to exercise the Extension Option, a fee equal to 1.00% of the remaining principal amount of unused Delayed Draw Term Loan Commitments as of the expiration of the Original Delayed Draw Availability Period (the “Delayed Draw Commitment Extension Fee”), which shall be paid in cash and earned, due and payable on the date that the Original Delayed Draw Availability Period expires.

(d)           All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent or the applicable Lender. Fees paid shall not be refundable under any circumstances.

(e)           Upon the occurrence of a Prepayment Premium Trigger Event, the Borrowers shall jointly and severally pay to the Administrative Agent, for the ratable account of each of the applicable Lenders: (i) 100% of the principal amount of the Term Loans subject to such Prepayment Premium Trigger Event, (ii) all accrued and unpaid interest as of the date of such repayment or prepayment or other event or occurrence and (iii) a premium (the “Prepayment Premium”) equal to;

(i)            in the case of a Prepayment Premium Trigger Event occurring on or prior to the first anniversary of the Closing Date, a premium of 13.00% of the aggregate principal amount of the Term Loans subject to such Prepayment Premium Trigger Event less, to the extent not previously deducted in connection with a Prepayment Premium Trigger Event pursuant to this clause (i), the aggregate amount of (x) any cash interest payments received on or prior to such prepayment and (y) PIK Interest repaid in cash on or prior to such prepayment;

(ii)            in the case of a Prepayment Premium Trigger Event occurring after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, a premium of 5.00% of the aggregate principal amount of the Term Loans subject to such Prepayment Premium Trigger Event; or

(iii)           in the case of a Prepayment Premium Trigger Event occurring on or after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, a premium of 2.50% of the aggregate principal amount of the Term Loans subject to such Prepayment Premium Trigger Event;

provided that, (a) notwithstanding clause (i), above, solely in connection with a refinancing of all or a portion of the Term Loans with the proceeds of a CLO execution or any arm’s length sale of any CRE Finance Assets to one or more bona fide third-party purchasers on or prior to the first anniversary of the Closing Date (a “Specified Refinancing”), the following prepayment premium shall apply in lieu of clause (i) above: (I) 75% of the aggregate principal amount of the Term Loans subject to such Prepayment Premium Trigger Event shall be subject a premium of 13.00% less to the extent not previously deducted in connection with a Prepayment Premium Trigger Event pursuant to this clause (e), the aggregate amount of (x) 75% of any cash interest payments received on or prior to such prepayment and (y) 75% of any PIK Interest repaid in cash on or prior to such prepayment and (II) 25% of the aggregate principal amount of the Term Loans subject to Prepayment Premium Trigger Event shall be subject to a premium of 105%. For the avoidance of doubt, (A) any Specified Refinancing that occurs after the first anniversary of the Closing Date shall be subject to the Prepayment Premium specified in clauses (ii) and (iii) above and (B) no Prepayment Premium shall apply to any PIK Interest that has been added to the principal amount of the Term Loan.

(f)            The Prepayment Premium shall be fully earned, and due and payable, on the date of such repayment or prepayment (or deemed repayment or prepayment) or other occurrence of the relevant Prepayment Premium Trigger Event, or, if earlier, on the date such payment or prepayment is required to be made, as applicable, and shall be non-refundable or curable when made. The parties hereto further acknowledge and agree that the Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties for any such repayment or prepayment or other event or occurrence.

(g)           Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including as a result of the commencement of any proceeding under the Bankruptcy Code or by operation of law or otherwise), the Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein.

(h)           Any Prepayment Premium payable pursuant to this Section 2.12 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of such Prepayment Premium Trigger Event, and the Borrowers and other Loan Parties agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWERS AND OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE ACCRUAL OR COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrowers and other Loan Parties expressly agree that (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.12, (v) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to provide the Commitments and make the Term Loans, and (vi) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any Prepayment Premium Trigger Event.

(i)             Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.     Interest.

(a)           The Term Loans shall bear interest at the Applicable Rate.

(b)           The Borrowers shall have the option either (i) pay all accrued interest due on such Interest Payment Date in cash or (ii) pay up to 50% of the accrued interest due on such Interest Payment Date in-kind by capitalizing such interest and adding it to the then-outstanding principal amount of the Loans (any such amount so paid-in-kind and added as principal, “PIK Interest” and any such election, a “PIK Election”) and the balance of such accrued interest that has not been paid in-kind shall be paid in cash; provided that notwithstanding clause 2.13(b)(ii) above, to the extent any Specified Debt receives a cash interest payment in any Interest Period, the next scheduled interest payment under this Agreement shall be 100% in cash; provided, further, however, that, to the extent no Default exists pursuant to Section 7.01(a) and no Event of Default exists at the time of such cash interest payment on such Specified Debt, the immediately preceding proviso shall not apply to cash interest payments made under any of the Convertible Notes or any Refinancing Indebtedness thereof that does not increase the effective yield (calculated in a manner consistent with generally accepted financial practice based on the interest rate and fees payable by Holdings or any of its Subsidiaries to all the holders of the relevant Refinancing Indebtedness) by more than the then current market rates at the time of such refinancing. The Administrative Borrower may make a PIK Election with respect to any such Interest Payment Date by delivering written notice thereof to the Administrative Agent no later than 11:00 a.m. five (5) Business Days prior to such Interest Payment Date.

(c)            Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if any principal of or interest on any Term Loan or any fee payable by the Borrowers hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to 4.00% plus the rate otherwise applicable to such Term Loan, (i) at the election of the Required Lenders following the occurrence and during the continuance of any Event of Default specified in Article 7, or (ii) following the Administrative Agent’s receipt of written notice from the Required Lenders referring to this Agreement, describing the Event of Default, automatically upon the occurrence and during the continuance of any Events of Default pursuant to Sections 7.01(a), (f), and (g).

(d)           Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and on the Maturity Date applicable to such Loan; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)            All interest hereunder shall be computed on the basis of a year of 365 or 366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on each Term Loan for the day on which the Term Loan is made and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid; provided that any Term Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14.     [Reserved].

Section 2.15.     Increased Costs.

(a)            [Reserved].

(b)           If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s policies of general applicability and the policies of general applicability of such Lender’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrowers of the certificate contemplated by paragraph (c) of this Section the Borrowers will jointly and severally pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Any Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrowers that (i) sets forth the amount or amounts necessary to compensate such Lender or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.     [Reserved].

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Section 2.17.     Taxes.

(a)           All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax in respect of any such payment, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholding and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           In addition, without duplication of other amounts payable by the Borrowers under Section 2.17, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)           The Borrowers shall jointly and severally indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted, provided that if the Borrowers reasonably believe that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will, at the request of the Administrative Borrower, use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which, if obtained, shall be repaid to the Borrowers to the extent provided in Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability.

(d)           [Reserved].

(e)            As soon as practicable after any payment of any Taxes pursuant to this Section 2.17 by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued, if any, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii)            Without limiting the generality of the foregoing,

(A)           each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding;

(B)            each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms, as applicable), establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2)            two executed original copies of IRS Form W-8ECI (or any successor forms);

(3)            in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed original copies of a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms, as applicable); or

(4)            to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed original copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2, Exhibit K-3 or Exhibit K-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-3 on behalf of each such direct or indirect partner(s);

(C)            each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect (including any specific documentation required above in this Section 2.17(f)), it shall deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g)           If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund (whether received in cash or applied as a credit against any cash taxes of the same type payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 2.17 or any corresponding provision of any other Loan Document with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h)           Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to Borrower whichever of the following is applicable: (i) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 2.17(i), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(j)            The Borrower and the Lenders agree (i) that the Loans are debt for U.S. Tax purposes, (ii) that the Loans are issued with original issue discount and that any amounts payable under Section 2.12 and Section 9.03 reduce the issue price of the Loan to which such payment relates and shall be treated as original issue discount under Section 1273 of the Code, (iii) that the Loans are not governed by the rules set out in Section 1.1275-4 of the Treasury Regulations, (iv) that a portion of the amount advanced pursuant to Section 2.01(a) is allocable to the purchase of the Warrants for all applicable Tax purposes as to be agreed by the Borrower and the Lenders as promptly as possible after the date hereof and (v) not to file any Tax Return, report or declaration inconsistent with the foregoing, except as otherwise required due to a determination within the meaning of Section 1313(a) of the Code or any similar provisions of any other applicable Laws.

(k)           The Borrower and the Lenders agree to cooperate to determine the rate at which original issue discount will accrue with respect to each Loan as soon as reasonably practicable following the date hereof. Further, the Borrower and the Lenders shall cooperate in good faith to update such methodology as required under applicable Law.

Section 2.18.     Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)            Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each borrowing, each payment or prepayment of principal of any borrowing, each payment of interest on the Loans of a given Class shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           Subject, if applicable, in all respects to the provisions of any Acceptable Intercreditor Agreements, all proceeds of Collateral received by the Administrative Agent while an Event of Default is continuing and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) from the Borrower constituting Obligations, third, on a pro rata basis in accordance with the amounts of the Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Obligations, and fourth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c)            [Reserved].

(d)           Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.     Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15 or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of any Loan Party) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.15, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender,” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding Loans or Commitments of such Class or lesser group representing more than 50% of the sum of the total Loans and unused Commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (including any Prepayment Premium) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments (including any Prepayment Premium), (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20.     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           The Commitments of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan was made or created, as applicable, at a time when the conditions to such Lender's obligations to fund such Loan were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender pursuant to this Section 2.20(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

Section 2.21.     Joint and Several Liability of Borrowers; Administrative Borrower.

(a)           The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full in cash has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Borrowing Request) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices (other than any notice expressly required by any Loan Document) whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

(b)           Each TRS Borrower and Subsidiary REIT Borrower hereby irrevocably appoints the Administrative Borrower as its non-exclusive agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto (including any Borrowing Request), and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Borrower hereunder, but such appointment does not limit the right of any such Borrower to take these actions directly for its own account; provided that in the event that the Administrative Agent shall receive conflicting instructions from the Administrative Borrower and any such other Borrower, the Administrative Agent shall follow the instruction of the Administrative Borrower. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Administrative Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Administrative Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Closing Date and each Funding Date, Holdings and the Borrower hereby represent and warrant to the Administrative Agent and Lenders that:

Section 3.01.     Organization; Powers. Holdings and each of its Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, solely in the case of clause (a)(ii) above (solely with respect to any Immaterial Subsidiary) and clause (c) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02.     Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03.     Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements or (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any (x) Existing Repurchase Facility or other Asset Financing Facility or (y) material Contractual Obligation to which Holdings or a Subsidiary is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04.     Financial Condition; No Material Adverse Effect.

(a)           The financial statements (i) of Holdings that were filed with the SEC prior to the Closing Date for (x) its fiscal year ended December 31, 2019, (y) its Fiscal Quarter ended March 31, 2020 and (z) its Fiscal Quarter ended June 30, 2020 and (ii) after the Closing Date, most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings or a Subsidiary on a consolidated basis as of such dates and for such periods in accordance with GAAP, (A) except as otherwise expressly noted therein and (B) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments.

(b)           Since December 31, 2019, there has been no Material Adverse Effect.

Section 3.05.     Properties.

(a)           As of the Closing Date, no Material Real Estate Assets are owned in fee simple by any Loan Party or Subsidiary.

(b)           Holdings and each of its Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests as tenants in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their tangible personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes, (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect or (iii) Permitted Liens.

(c)            Holdings and its Subsidiaries own or otherwise have a license or right to use all Intellectual Property reasonably necessary to conduct their respective businesses as presently conducted without, to the knowledge of any Responsible Officer of Holdings, any infringement, dilution, violation or misappropriation of the Intellectual Property of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement, dilution, violation or misappropriation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.     Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against or affecting (i) the Loan Documents or (ii) Holdings or any of its Subsidiaries which, in the case of this clause (ii) only, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings nor any of its Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Liability or Environmental Claim of Holdings or any of its Subsidiaries and (ii) neither Holdings nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.

(c)            In the five-year period prior to the Closing Date, neither Holdings nor any of its Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned or leased real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07.     Compliance with Laws. Holdings and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.

Section 3.08.     Investment Company Status. Neither Holdings nor any Subsidiary is an “investment company” under the Investment Company Act of 1940.

Section 3.09.     Taxes. Holdings and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.     ERISA.

(a)            Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)           In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11.     Disclosure.

(a)           All information (other than the Projections, financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning Holdings and its Subsidiaries furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with any Loan Document or the transactions contemplated thereby, when taken as a whole and after giving effect to all supplements and updates thereto from time to time, did not, when so furnished to the Administrative Agent or Lenders, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time).

(b)           The Projections have been prepared in good faith based upon assumptions believed by Holdings to be reasonable at the time furnished (it being recognized that such Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond Holdings’ control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12.     Solvency. As of the Closing Date or the respective Funding Date and immediately after giving effect to the Transactions consummated on such date and the incurrence of the Indebtedness and obligations being incurred on such date in connection with this Agreement and the Transactions and the application of the proceeds thereof, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the Fair Valuation of the assets of Holdings and its Subsidiaries, on a consolidated basis; (ii) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, as contemplated as of such date; and (iii) Holdings and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes of this Section 3.12, the amount of any contingent liability as of any such date shall be computed as the amount that, in light of all of the facts and circumstances existing as of such date, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 3.13.     Subsidiaries. Schedule 3.13(a) sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable Subsidiary and indicating, with respect to any Subsidiary that is not a Loan Party, whether such Subsidiary is an Immaterial Subsidiary (to the extent not otherwise constituting an Excluded Subsidiary) or Excluded Subsidiary, (b) the type of entity of Holdings and each of its Subsidiaries and (c) if such Subsidiary is not a Wholly-Owned Subsidiary, the amount of issued and outstanding Capital Stock held by such third party. Each outstanding share or unit of Capital Stock of each Loan Party has been duly authorized, validly issued, and is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights created by applicable Law, any Loan Party’s or Subsidiary’s Organization Documents or by any agreement to which any Loan Party or Subsidiary is a party or by which it is bound, and has been issued in compliance with applicable federal and state securities or “blue sky” Laws. All issued and outstanding Capital Stock of each Subsidiary of Holdings is free and clear of all Liens (except for Permitted Liens). Except as set forth on Schedule 3.13(b), as of the Closing Date, neither the Borrower nor any Subsidiary Guarantor has outstanding any Capital Stock convertible or exchangeable for any shares of its Capital Stock or any rights or options to subscribe for or to purchase its Capital Stock convertible into or exchangeable for its Capital Stock (other than such rights or options, if any, held or owned by any Loan Party).

Section 3.14.     Security Interest in Collateral. Subject to any limitations and exceptions set forth in any Loan Documents, the Legal Reservations and the provisions of this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral described therein in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected first priority Liens subject in priority only to permitted priority Liens on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein. Notwithstanding anything herein or in any other Loan Document to the contrary, neither Holdings nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary (other than Capital Stock and assets of Foreign Subsidiaries, if any, that are Guarantors), or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law not required to be obtained under the Loan Documents, (B) the enforcement of any security interest, or rights or remedies with respect to any Collateral that may be limited or restricted by, or require any consents, authorizations approvals or licenses under, any Requirement of Law or (C) on the Closing Date and until required pursuant to Section 5.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date.

Section 3.15.     Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Holdings or any of its Subsidiaries pending or, to the knowledge of any Responsible Officer of Holdings or any of its Subsidiaries, threatened and (b) the hours worked by and payments made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16.     Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation T, Regulation U or Regulation X.

Section 3.17.     OFAC; PATRIOT ACT and FCPA.

(a)           (i) None of Holdings or any of its Subsidiaries or, to the knowledge of any Responsible Officer of Holdings, any director, officer or employee of any of the foregoing is a Sanctioned Person; and (ii) Holdings will not directly or, to the knowledge of any Responsible Officer of Holdings, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person in violation of Sanctions.

(b)           To the extent applicable, Holdings and each Subsidiary is in compliance (i) in all material respects with the USA PATRIOT Act, the Trading with the Enemy Act, as amended, each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and the UK Bribery Act 2010 and any enabling legislation or executive order relating thereto and (ii) except as would not reasonably be expected to have a Material Adverse Effect, with all Sanctions.

(c)           Neither Holdings nor any of its Subsidiaries nor, to the knowledge of any Responsible Officer of Holdings, any director, officer or employee of Holdings or any Subsidiary, has taken any action, directly or, to the knowledge of any Responsible Officer of Holdings, indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention in any material respect of the FCPA and any applicable anti-corruption Requirement of Law of any Governmental Authority. Holdings will not directly or, to the knowledge of any Responsible Officer of Holdings, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA.

The representations and warranties set forth in Section 3.17 above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with applicable Sanctions and any equivalent Requirement of Law relating to anti-terrorism, anti-corruption, or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

Section 3.18.     REIT Status. With respect to each of Holdings and Subsidiary REIT Borrower for all taxable years of such Person (beginning with the taxable year of such Person’s election to qualify as a REIT under the Code): (a) such Person has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (b) its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for the taxable year that includes the Closing Date, determined without regard to any events occurring after the Closing Date and without regard to the distribution requirement of Section 857(a)(1) of the Code for the taxable year that includes the Closing Date.

Section 3.19.     Mortgage Loans.

(a)            As of each Funding Date, to the knowledge of the Responsible Officers of Holdings, the Loan Parties have furnished, or caused to be furnished, to the Administrative Agent or Ropes & Gray LLP, as counsel to the initial Lenders, a true, correct and complete copy of the most recent Exception Report for each CRE Finance Asset that, as of such Funding Date, is financed by or subject to any Repurchase Facility.

(b)            As of each Funding Date, to the knowledge of the Responsible Officers of Holdings, the Loan Parties have furnished, or caused to be furnished, to the Administrative Agent or Ropes & Gray LLP, as counsel to the initial Lenders, a true, correct and complete copy of the most recent Custodial Report delivered to Holdings or any of its Subsidiaries by the Repurchase Facility Custodian under each Repurchase Facility that is outstanding as of such Funding Date.

(c)            As of the date hereof, to the knowledge of the Responsible Officers of Holdings, neither Holdings nor any of its Subsidiaries is subject to any outstanding written demand pursuant to any Asset Financing Facility for Holdings or any Subsidiary to mandatorily repurchase any CRE Finance Asset financed by or subject to such Asset Financing Facility as of the date hereof pursuant to the definitive documentation governing such Asset Financing Facility.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01.     Initial Term Loans. This Agreement and the Commitments of the Lenders hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)       Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party, to the extent party thereto, a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) each applicable Intellectual Property Security Agreement, (D) the Loan Guaranty, (E) the Agent Fee Letter and (F) each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date.

(b)       Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Lenders on the Closing Date, a customary written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, in its capacity as counsel for the Loan Parties and (ii) Stinson LLP, in its capacity as Maryland counsel to Holdings, each dated as of the Closing Date and addressed to the Administrative Agent and the Lenders on the Closing Date.

(c)       Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other similarly-titled Responsible Officer thereof, which shall (A) certify that (x) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party, as applicable, certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization of such Loan Party, as applicable, have not been amended (except as attached thereto) since the date reflected thereon, (y) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, as applicable, together with all amendments thereto as of the Closing Date and such by-laws or operating, management, partnership or similar agreement are in full force and effect and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member, manager or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party, as applicable, authorized to sign the Loan Documents to which such Loan Party, as applicable, is a party and (ii) a good standing (or equivalent) certificate for such Loan Party, as applicable, from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(d)       Representations and Warranties. The representations and warranties of Holdings and the Borrower set forth in Article 3 hereof and the representations and warranties of the applicable Loan Parties set forth in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, such representation shall be true and correct in all respects.

(e)       [Reserved].

(f)        Solvency. The Administrative Agent (or its counsel) shall have received a certificate in substantially the form of Exhibit L from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings dated as of the Closing Date and certifying as to the matters set forth therein.

(g)       Perfection Certificate. The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(h)       Pledged Stock and Pledged Notes. The Administrative Agent (or its counsel) shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) each Material Debt Instrument (if any) endorsed (without recourse) in blank (or accompanied by a transfer form endorsed in blank) by the pledgor thereof.

(i)        Filings Registrations and Recordings. Each document (including any UCC (or similar) financing statement) required by any Collateral Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, which, if applicable, shall be in proper form for filing, registration or recordation.

(j)        USA PATRIOT Act. No later than three (3) Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(k)       Officer’s Certificate.  The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying satisfaction of the conditions precedent set forth in Section 4.01(d), Section 4.01(l), and Section 4.01(m).

(l)        No Default. No Default or Event of Default shall have occurred and be continuing as of the Closing Date.

(m)      No Material Adverse Effect. Since December 31, 2019, there shall not have occurred any event, change, development or effect that would reasonably be expected to have a Material Adverse Effect.

(o)      Amendments to Existing Repurchase Facilities. Holdings and/or its applicable Subsidiaries shall have entered into an amendment to each Existing Repurchase Facility (the “Existing Repurchase Facility Amendments”), to the extent applicable, that (a) deletes or modifies the definition of “change of control” or similar provision as defined in such Existing Repurchase Facility, such that the definition does not restrict (i) the Internalization of Management; or (ii) the issuance or exercise of Warrants and (b) amends the financial covenants and related definitions in such Existing Repurchase Facility in a manner that is reasonably satisfactory to the Required Lenders.

(p)       Amendments to Existing Citibank Swingline Facility. Holdings and/or its applicable Subsidiaries shall have either (i) entered into an amendment to the Existing Citibank Swingline Facility to (x) delete or modify clauses (i), (j), (k), (l), and (m) in the definition of “Change of Control” therein, to permit the Liens to be granted pursuant to the Loan Documents and (y) modify Section 4.01 of the Existing Citibank Swingline Facility to permit the liens to be granted pursuant to the Loan Documents, or (ii) pay off in full and terminate the commitments under the Existing Citibank Swingline Facility.

(q)       Receipt of Amendments. Holdings shall have furnished to the Administrative Agent true and correct copies of such Existing Repurchase Facility Amendments, the amendment to the Existing Citibank Swingline Facility contemplated by clause (p)(i) above (except to the extent the Existing Citibank Swingline Facility has been terminated pursuant to clause (p)(ii) above), and the amendments to Existing CIBC Facility.

(r)        Waiver under Organizational Documents. The board of directors of Holdings shall have waived the ownership limitations contained in Holdings’ Organizational Documents with respect to the Lenders’ ownership of the Warrants or shares of common stock of Holdings acquired upon exercise thereof.

(s)       Warrants. The Administrative Agent shall have received true, correct and complete copies of the Warrants, which have been duly issued by Holdings to the holders named therein.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by provision of their signature pages hereto, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be. For the avoidance of doubt, by the provision of its signature page hereto, no Lender shall deemed, or considered, to have waived any Default or Event of Default as a result of the making of any Loan, including but not limited to Defaults or Events of Default arising from incorrect representations, warranties or other certifications of the Borrowers’ as to the satisfaction of the conditions precedent set forth in this Section 4.01.

Section 4.02.     Funding of Term Loans. The obligations of each Lender to make Term Loans on each Funding Date is subject to the satisfaction (or waiver by the Required Lenders) of the following conditions precedent on or before such Funding Date:

(a)            Borrowing Request. The Administrative Agent (or its counsel) shall have received from the Borrower a Borrowing Request as required by Section 2.03 (and any such requirements may be waived or extended by the Administrative Agent, acting at the direction of the Required Lenders).

(b)            Representations and Warranties. The representations and warranties of Holdings and the Borrower set forth in Article 3 hereof and the representations and warranties of the applicable Loan Parties set forth in the other Loan Documents shall be true and correct in all material respects on and as of such Funding Date; provided that (A) in the case of any representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, such representation shall be true and correct in all respects.

(c)            Fees. Prior to or substantially concurrently with the funding of such Term Loans hereunder, the Administrative Agent and the Lenders shall have received (i) all fees required to be paid by the Borrower pursuant to Section 2.12 (including for the avoidance of doubt, in the case of the Initial Funding Date, the fees required to be paid by the Borrowers in the Agent Fee Letter) and (ii) subject to Section 9.03(a), all expenses required to be paid by the Borrower for which invoices have been presented (including the reasonable fees and expenses of legal counsel required to be paid), in each case on or before such Funding Date, which amounts may be offset against the proceeds of such Term Loans.

(d)            Solvency. The Administrative Agent (or its counsel) shall have received a certificate in substantially the form of Exhibit L from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings dated as of such Funding Date and certifying as to the matters set forth therein, immediately after giving effect to the making of such Term Loans.

(e)            Officer’s Certificate.  The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying satisfaction of the conditions precedent set forth in Section 4.02(b) and (f).

(f)             No Default. No Default or Event of Default shall have occurred and be continuing as of such Funding Date.

For purposes of determining whether the conditions specified in this Section 4.02 have been satisfied on any Funding Date, by funding the Term Loans requested hereunder on such Funding Date, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be. For the avoidance of doubt, by the funding of any Loan, no Lender shall deemed, or considered, to have waived any Default or Event of Default as a result of the making of any Loan, including but not limited to Defaults or Events of Default arising from incorrect representations, warranties or other certifications of the Borrowers’ as to the satisfaction of the conditions precedent set forth in this Section 4.02.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Term Loan and all fees, expenses and other amounts and payment Obligations (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash (such date, the “Termination Date”), Holdings and the Borrower hereby covenant and agree with the Administrative Agent and Lenders that:

Section 5.01.     Financial Statements and Other Reports. Holdings will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a)            Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2020 the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations (or income) and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b)            Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations (or income), changes in equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to a qualification as to the scope of such audit or “going concern” qualification (except (A) as resulting from the anticipated or actual breach of any financial covenant or (B) the upcoming maturity of any Indebtedness within one year of the date such opinion is delivered, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings for, and as of the end of, such Fiscal Year in conformity with GAAP (such report and opinion, a “Conforming Accounting Report”);

(c)            Compliance Certificate. Together with each delivery of financial statements of Holdings and its subsidiaries pursuant to Sections 5.01(a) and (b), a duly executed and completed Compliance Certificate;

(d)            [Reserved].

(e)            Notice of Default. Promptly upon any Responsible Officer of Holdings obtaining knowledge of any Default or Event of Default, a reasonably-detailed notice specifying the nature and period of existence of such event and what action Holdings has taken, is taking and/or proposes to take with respect thereto;

(f)             Notice of Litigation. Promptly upon any Responsible Officer of Holdings obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by Holdings to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)            ERISA. Promptly upon any Responsible Officer of Holdings becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h)            [Reserved].

(i)             Information Regarding Collateral. Prompt (and, in any event, within 15 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization or (iii) in any Loan Party’s jurisdiction of organization, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j)             Annual Collateral Verification. Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b), a Perfection Certificate Supplement (or confirmation that there have been no changes in such information since the Closing Date or the most recent Perfection Certificate Supplement provided);

(k)            Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of all special reports and registration statements which Holdings or any Subsidiary files with the SEC or any analogous Governmental Authority or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8);

(l)             Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent (at the direction of the Required Lenders) may reasonably request from time to time regarding the financial condition or business of Holdings and its Subsidiaries; provided, however, that neither Holdings nor any Subsidiary shall be required to disclose or provide any information pursuant to any Loan Document (i) that constitutes non-financial trade secrets or non-financial proprietary information of (x) Holdings or any of its Subsidiaries or (y) any of their respective borrowers, tenants or other occupants, joint venture partners, customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) in respect of which Holdings or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)) or (v) to the extent applicable, which Holdings or any Subsidiary is not able to obtain after use of commercial reasonable efforts with respect to any unaffiliated Person under any CRE Finance Asset; and

(m)           promptly following any request therefor, solely to the extent actually required to comply with such laws at such time, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. 1010.230, in each case, solely to the extent actually required to comply with such rules and regulations at such time.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Holdings (or a representative thereof) (x) posts such documents or (y) provides a link thereto at https://www.gpmtreit.com/; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above, Holdings shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at https://www.gpmtreit.com/ and provide to the Administrative Agent by electronic mail electronic versions of such documents; (ii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); (iii) in respect of the items required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(k) above in respect of information filed by Holdings with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (including in Form 10-Q Reports and Form 10-K reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange, or (iv) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on the Approved Electronic Platform, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations referred to in Sections 5.01(a) and/or 5.01(b) may be satisfied by filing Holdings’ Form 10-K or 10-Q, as applicable, with the SEC or any securities exchange, in each case, within the time periods specified in Section 5.01(a) or 5.01(b), as applicable (and the public filing of such report with the SEC or such securities exchange shall constitute delivery thereof for purposes of Sections 5.01(a) and 5.01(b), as applicable); provided that to the extent such statements are provided in lieu of the statements required to be provided under Section 5.01(b), such statements shall include, or be accompanied by, a Conforming Accounting Report.

Any financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall not be required to include acquisition accounting adjustments relating to any Permitted Acquisition, Investment or other transaction permitted under this Agreement, in each case, to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02.           Existence. Except as otherwise permitted under Section 6.07, Holdings will, and Holdings will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits in the normal conduct of its business that are material to its business except, other than with respect to the preservation of the existence of Holdings and the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor any of Holdings’ Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of Holdings and the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person.

Section 5.03.           Payment of Taxes. Holdings will, and Holdings will cause each of its Subsidiaries to, timely pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04.           Maintenance of Properties. Holdings will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of Holdings and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05.           Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Holdings will maintain or cause to be maintained (or, prior to the effective date of the Internalization of Management, the Manager will maintain or cause to be maintained on behalf of Holdings), with financially sound and reputable insurers that Holdings believes (in the good faith and judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; provided that notwithstanding the foregoing, in no event will Holdings or any Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Promptly after the effective date of the Internalization of Management, each such property, general liability and casualty policy of insurance (excluding, for the avoidance of doubt, any business interruption insurance policy) shall, in form reasonably acceptable to Required Lenders, (i) in the case of each general liability policy in favor of any Loan Party, name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy in favor of any Loan Party, to the extent available from the relevant insurance carrier, contain a lenders’ loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the lenders’ loss payee thereunder and (iii) in each case, use commercially reasonable efforts to provide legends that no cancellation, material reduction in amount or material change in insurance coverage thereof shall be effective until at least 30 days (ten days with respect to failing to pay premiums) after receipt by the Administrative Agent of written notice thereof.

Section 5.06.           Inspections. Holdings will, and will cause each of its Subsidiaries to, permit any authorized representative designated by the Required Lenders to visit and inspect any of the properties owned or leased by Holdings and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect and copy its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants at the expense of Holdings (provided that Holdings (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that except as expressly set forth in the proviso below during the continuance of an Event of Default, the Required Lenders shall not exercise such rights more often than one time during any calendar year; provided, further, that when an Event of Default exists and is continuing, the Required Lenders (or any of their representatives) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice; provided, further, that notwithstanding anything to the contrary herein, neither Holdings nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (A) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (B) that is subject to attorney-client or similar privilege or constitutes attorney work product, (C) in respect of which Holdings or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06) or (D) in respect of which disclosure is not required pursuant to the proviso to Section 5.01(l).

Section 5.07.           Maintenance of Book and Records. Holdings will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of Holdings and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08.           Compliance with Laws. Holdings will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, OFAC, the USA PATRIOT Act and the FCPA), except to the extent the failure of Holdings or the relevant Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided that the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with OFAC, the USA PATRIOT ACT and the FCPA are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction.

Section 5.09.           Environmental.

(a)            Environmental Disclosure. The Borrower will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by any Responsible Officer of the Borrower, written notice of (A) any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) any Release required to be reported by Holdings or any of its Subsidiaries to any federal, state or local governmental or regulatory agency or other Governmental Authority that reasonably could be expected to have a Material Adverse Effect, (C) any request made to Holdings or any of its Subsidiaries for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect and (D) subject to the limitations set forth above in the proviso in Section 5.01(l), such other documents and information as from time to time may be reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) in relation to any matters disclosed pursuant to this Section 5.09(a).

(b)            Hazardous Materials Activities, Etc. Subject to the rights of obligors (and, as applicable, any tenants or other occupants) of any CRE Finance Asset, Holdings shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Holdings or its Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any real property owned or leased by Holdings or any Subsidiary, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries in their individual capacities and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.           [Reserved].

Section 5.11.           Use of Proceeds. Holdings shall use the proceeds of the Initial Term Loans and the Delayed Draw Term Loans (a) to satisfy any outstanding margin call or mark-to-market repayment obligations under, and for other partial repayments of any of the Existing Repurchase Facilities or other Asset Financing Facilities, (b) for open market discounted purchases of the Convertible Notes of Holdings, subject to the limitations on set forth in Section 6.04(b), (c) to purchase assets from CLOs, so long as such assets, upon consummation of such acquisition, are owned by Wholly-Owned Subsidiaries, (d) to fund new mortgage loan originations and future funding obligations of Holdings and its Subsidiaries under existing and new mortgage loans, (e) for costs and expenses incurred in connection with the Internalization of Management, including, without limitation, the payment of any settlement with, or judgment or arbitral award in favor of, the Manager in connection therewith, (f) to pay fees in connection with the Term Facility and Warrants and to reimburse the Administrative Agent and Lenders for reasonable and documented out-of-pocket costs and expenses required to be paid by the Borrower in connection with the Term Facility and Warrants and (g) to finance working capital needs and other general corporate purposes of Holdings and its Subsidiaries and for any other purpose not prohibited by the terms of the Loan Documents, including the payment of Transaction Costs.

Section 5.12.           Covenant to Guarantee Obligations and Give Security.

(a)            Upon (i) the formation or acquisition after the Closing Date of any Subsidiary that is not an Excluded Subsidiary, including as a result of a Division, (ii) any Subsidiary ceasing to be an Excluded Subsidiary (including pursuant to the last sentence of the definition of “Guarantor”) or (iii) the designation of a Discretionary Guarantor, within 60 days of acquisition or formation (or such longer period as the Required Lenders may agree), Holdings shall cause such Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement”.

(b)           Within 120 days after the later of (i) acquisition by any Loan Party of any Material Real Estate Asset other than any Excluded Asset and (ii) any Material Real Estate Asset ceasing to be an Excluded Asset (or, in any such case, such longer period as the Required Lenders may reasonably agree), Holdings shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i)              the Required Lenders may grant extensions of time (at any time, including after the expiration of any relevant period, which will be retroactive) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii)             any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents,

(iii)            [reserved],

(iv)            no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v)             no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any security interest in any asset located outside of the U.S., (B) execute any foreign law security agreement, pledge agreement, mortgage, deed or charge or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule;

(vi)            in no event will the Collateral include any Excluded Asset,

(vii)           no action shall be required to perfect any Lien with respect to (1) any vehicle or other asset subject to a certificate of title, (2) letter-of-credit rights and/or (3) the Capital Stock of any Person that is not a Subsidiary, which Person, if a Subsidiary, would constitute an Immaterial Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the UCC;

(viii)          [reserved]; and

(ix)            any time periods to comply with the foregoing Section 5.12(a) shall not apply to Discretionary Guarantors;

provided that clauses (v) and (vi) shall not apply to the Capital Stock or assets of a Foreign Discretionary Guarantor that becomes a Guarantor pursuant to the last sentence of the definition of “Guarantor.”

Section 5.13.           [Reserved].

Section 5.14.           Further Assurances. Promptly upon request of the Administrative Agent (acting at the direction of the Required Lenders) and subject to the limitations described in Section 5.12:

(a)             Subject to the rights of obligors (and, as applicable, any tenants or other occupants) of any CRE Finance Asset (in each case, to the extent such rights were not created in contemplation of the requirements of this Section 5.14(a)), Holdings will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, Control Agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)             Holdings will, and will cause each other Loan Party to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.15.           Internalization of Management. Within seven (7) days of any settlement with, or judgment or arbitral award in favor of, the Manager in connection with the Internalization of Management, Holdings or the Borrower shall enter into employment agreements with each of Jack Taylor, Marcin Urbaszek, Steven Plust and Stephen Alpart.

Section 5.16.           REIT Status. Each of Holdings and Subsidiary REIT Borrower shall, for so long as it has determined to be subject to taxation as a REIT, use reasonable best efforts to operate its business in a manner that would permit it to qualify as a REIT under the Code.

Section 5.17.           Mortgage Loans. Holdings shall deliver, or cause to be delivered, to the Administrative Agent copies of (i) any written demand received by Holdings or any Subsidiary after the date hereof pursuant to any Asset Financing Facility for Holdings or any Subsidiary to mandatorily repurchase any CRE Finance Asset financed by or subject to such Asset Financing Facility and (ii) any written notice referred to in the last proviso to Section 7.01(b), in any such case, promptly after any officer or other member of management of Holdings or any of its Subsidiaries becoming aware thereof.

Section 5.18.           Unrestricted Cash Amount. Subject to Section 5.19, at all times on and after such deposit account is established pursuant to Section 5.19 until the Termination Date, Holdings shall maintain a deposit account held by an SPE Loan Party that shall hold cash and Cash Equivalents in an amount no greater than such amount that would cause such deposit account to cease to be an Excluded Account pursuant to clause (iv) of the definition of “Excluded Accounts”. As of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (commencing with the first fiscal quarter ending after the opening of the deposit account referred to in this Section 5.18), such deposit account shall have held cash and Cash Equivalents in an amount no less than the Unrestricted Cash Amount that was necessary to satisfy the financial covenant in Section 6.13(c) as of such date; provided that this clause (ii) shall be reduced dollar-for dollar by the amount of cash in deposit accounts subject to Control Agreements.

Section 5.19.           Post-Closing Covenants. Within the time periods specified on Schedule 5.19 under the heading “Post-Closing Obligations” (as each may be extended by the Administrative Agent at the direction of the Required Lenders), deliver, or cause to be delivered, as applicable, such Collateral Documents and other documentation to the Administrative Agent, and complete such undertakings as are set forth on such schedule.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings and the Borrower covenant and agree with the Administrative Agent and Lenders that:

Section 6.01.           Indebtedness. Holdings shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, suffer to exist or otherwise become or remain liable with respect to any Indebtedness, except:

(a)             the Obligations;

(b)            Indebtedness of Holdings to any Subsidiary and/or of any Subsidiary to Holdings and/or any other Subsidiary; provided that in the case of any Indebtedness of any Subsidiary that is not a Loan Party owing to any Subsidiary that is a Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.06; provided, further, that any Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) (including pursuant to an Intercompany Note);

(c)             Indebtedness of Holdings in respect of the Convertible Notes in an aggregate principal amount not to exceed $275,350,000;

(d)            Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date and not in contemplation thereof or any other purchase of assets or Capital Stock, and Indebtedness arising from guarantees, letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments securing the performance of Holdings or any such Subsidiary pursuant to any such agreement;

(e)             Indebtedness of Holdings and/or any Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)             Indebtedness of Holdings and/or any Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including incentive, supplier finance or similar programs;

(g)            (i) guarantees by Holdings and/or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of Holding’s and/or any Subsidiary to pay the deferred purchase price of goods, services, CRE Finance Assets or progress payments in connection with such assets, goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)            guarantees by Holdings and/or any Subsidiary of Indebtedness or other obligations of Holdings or any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06; provided further that this clause (h) shall not be permitted to be used to provide guarantees in respect of the Convertible Notes or any Asset Financing Facility;

(i)             Indebtedness of Holdings and/or any Subsidiary existing, or pursuant to commitments existing, on the Closing Date and, to the extent in excess of $1,000,000, described on Schedule 6.01;

(j)             intercompany liabilities in the ordinary course of business arising from (i) cash management, tax, and accounting operations of Holdings and its Subsidiaries or (ii) intercompany loans, advances or Indebtedness; provided that any such Indebtedness (x) has a term not exceeding 364 days (inclusive of any roll-over or extensions of terms), and (y) to the extent owed by any Loan Party owed to any Subsidiary that is not a Loan Party is unsecured and subordinated to the Obligations and subject to the Intercompany Note;

(k)            Indebtedness of Holdings and/or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)             Indebtedness of Holdings and/or any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)           Indebtedness of Holdings, the Borrower, and/or any Subsidiary with respect to Finance Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $2,000,000 and 0.05% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(n)            Indebtedness of any Person that becomes a Subsidiary or Indebtedness assumed in connection with an acquisition or any other similar investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation of such acquisition or investment or such Person becoming a Subsidiary and (ii) the Borrower is in compliance with Section 6.13 calculated on a Pro Forma Basis;

(o)            Indebtedness consisting of promissory notes issued by Holdings or any Subsidiary to any stockholder of Holdings or any current or former director, officer, employee, member of management, manager or consultant of Holdings or any Subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of Holdings permitted by Section 6.04(a);

(p)            Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (c), (i), (m), (n), (u), (cc), and (dd) of this Section 6.01 (“Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i)          other than with respect to a refinancing or replacement of the 2018-FL1 CLO, the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced (other than (x) with respect to the amount of any interest, fees, and premiums payable on the Indebtedness being refinanced, refunded or replaced and other fees, discounts, commissions and expenses incurred in connection with such refinancing, replacement or refunding, including, to the extent customary and at then current market rates, any OID or upfront or similar fees payable generally to the holders of such Refinancing Indebtedness and (y) additional amounts otherwise permitted to be incurred pursuant to any other provision of this Section 6.01),

(ii)         such Refinancing Indebtedness has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced (without giving effect to any prepayments thereof),

(iii)        such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced and such Refinancing Indebtedness is not guaranteed by any Person other than those Persons which were obligated or required to be obligated with respect to the Indebtedness that was refinanced, renewed or replaced,

(iv)        if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, then such Refinancing Indebtedness shall be contractually subordinated to the Obligations on terms and conditions that are, taken as a whole, at least as favorable to the Lenders as those that were applicable to the refinanced, renewed or replaced Indebtedness,

(v)         if the Indebtedness that is refinanced, renewed or replaced was secured by Liens that are subordinated or junior to the Liens securing the Obligations, then the terms and conditions of the refinancing, renewal or replacement must provide that such Refinancing Indebtedness is (i) unsecured or (ii) secured by liens that are subordinated or junior to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Indebtedness being refinanced, renewed or replaced,

(vi)        if the Indebtedness that is refinanced, renewed or replaced was secured by Liens that are pari passu with the Liens securing the Obligations, then the terms and conditions of the refinancing, renewal or replacement must provide that such Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu, subordinated or junior to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Indebtedness being refinanced, renewed or replaced, and

(vii)       if the Indebtedness that is refinanced, renewed or replaced was unsecured, then the terms and conditions of the refinancing, renewal or replacement must provide that such Refinancing Indebtedness is unsecured.

(q)            [reserved];

(r)             [reserved];

(s)            Indebtedness of Holdings and/or any Subsidiary under any Interest Hedge Transaction not entered into for speculative purposes;

(t)             Indebtedness of Holdings and/or any Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of Holdings and/or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u)            Indebtedness of Holdings and/or any Subsidiary that does not constitute Indebtedness for borrowed money in an aggregate outstanding principal amount not to exceed the greater of $2,500,000 and 0.06% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(v)            [reserved];

(w)           [reserved];

(x)            [reserved];

(y)            [reserved];

(z)             [reserved];

(aa)          Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by Holdings and/or any Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(bb)          Indebtedness of any Subsidiary that is not a Loan Party under any Asset Financing Facility (and, to the extent on an unsecured basis, except as contemplated by subclause (i) below, (x) any Guarantees of Holdings with respect to the foregoing and (y) any Guarantee with respect to the foregoing constituting a grant of Permitted Liens on the Capital Stock referred to in the parenthetical at the end of subclause (i) below), in each case, (i) to the extent that such Indebtedness and obligations are not secured by the assets of any Loan Party (other than Capital Stock held by such Loan Party that constitutes Capital Stock issued by any Person that is not a Loan Party and is an obligor, or provides credit support, with respect to such Indebtedness) and (ii) so long as Holdings is in compliance with Section 6.13 calculated on a Pro Forma Basis;

(cc)          Pari Passu Debt;

(dd)         Subordinated Debt;

(ee)          unfunded pension fund and other employee benefit plan obligations and liabilities incurred by Holdings and/or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff)           security deposits, diligence deposits, purchase price deposits, reserves, advance payments and similar monetary items (in each case, to the extent constituting Indebtedness of Holdings or any Subsidiary), received in the ordinary course of business (as determined in good faith by Holdings) from current or prospective borrowers under any CRE Finance Asset, tenants or other occupants, purchasers for the acquisition, refinancing or occupancy of, or Investment in, CRE Finance Assets;

(gg)         Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to Holdings or any of the Subsidiaries; and

(hh)         without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of Holdings and/or any Subsidiary hereunder.

Section 6.02.          Liens. Holdings shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)            Liens securing the Obligations created pursuant to the Loan Documents;

(b)            Liens for Taxes which (i) are not then due and payable, or (ii) are being contested in accordance with Section 5.03(a);

(c)            statutory or common law Liens (and rights of set-off) of landlords, banks, brokers, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 90 days, (ii) for amounts that are overdue by more than 90 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)            Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings and its Subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure Obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)            Liens consisting of easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, conditions and other similar encumbrances and defects or irregularities in title, in each case, which, do not, in the aggregate, materially interfere with the ordinary conduct of the business Holdings and/or its Subsidiaries, taken as a whole, or both the then-current and intended use of the affected property;

(f)             Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sublease or license of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject or (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)            Liens (i) solely on any Cash earnest money deposits made by Holdings and/or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.07;

(h)            purported Liens evidenced by the filing of UCC financing statements relating solely to operating leases or consignment or bailee arrangements, and Liens arising from precautionary UCC financing statements or similar filings;

(i)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)             Liens in connection with any zoning, building or similar Requirement of Law (including, without limitation, notices of violation) or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)            Liens securing Refinancing Indebtedness permitted pursuant to, and subject to the provisions (including with respect to priority and whether permitted to be secured) set forth in, Section 6.01(p); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced unless otherwise permitted by this Section 6.02 and (ii) if the Lien securing the Indebtedness being refinanced applied to Collateral and was subject to intercreditor arrangements, then any Lien as to such Collateral securing any Refinancing Indebtedness in respect thereof shall be subject to (A) intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) an Acceptable Intercreditor Agreement;

(l)             Liens existing, or required pursuant to commitments existing on the Closing Date and, to the extent any such Lien secures amounts in excess of $1,000,000, described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) unless otherwise permitted by this Section 6.02, no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m)           [reserved];

(n)            Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates); provided that such Lien is granted within 90 days after such Indebtedness is incurred;

(o)            (i) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant acquired Subsidiary at the time such Person becomes a Subsidiary and (ii) Liens on property or other assets at the time the Borrower or a Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon) or (y) was created in contemplation of the applicable acquisition or Investment or in contemplation of such Person becoming a Subsidiary;

(p)            (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Subsidiary, (C) purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 or 4-210 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction, (vii) Liens of the type described in the foregoing clauses (i), (ii), (iii), (iv) and (v) securing obligations under Sections 6.01(f), 6.01(s) and/or 6.01(ff) and (viii) Liens in favor of any servicer, depository or cash management bank, title company, custodian, bailee or other service provider in connection with the administration of any Asset Financing Facility;

(q)            [reserved];

(r)             Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings and/or its Subsidiaries;

(s)            Liens securing Indebtedness incurred in reliance on, and subject to the provisions, (including with respect to priority and whether permitted to be secured), set forth in, Sections 6.01(cc) and (dd); provided, that any Lien that is granted in reliance on this clause (s) on the Collateral shall be subject to an Acceptable Intercreditor Agreement;

(t)             Liens on assets securing Asset Financing Facilities; provided that no such Lien extends to any additional assets other than (i) the CRE Finance Assets financed by such Asset Financing Facility, (ii) any corresponding Financing Equity and (iii) other assets related to such CRE Finance Asset owned by the Financing SPE Subsidiary under such Asset Financing Facility;

(u)            (i) Liens on assets securing Indebtedness or other obligations, in each case that do not constitute Liens securing Indebtedness for borrowed money, in an aggregate principal amount at any time outstanding not to exceed the greater of $2,500,000 and 0.06% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(v)            (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w)           (i) leases, subleases, licenses, sublicense concessions or other occupancy agreements granted to others in the ordinary course of business (determined by Holdings in good faith) which do not secure any Indebtedness, and (ii) restrictions and encumbrances to which the interest or title of Holdings or any Subsidiary as lessor, sub-lessor, licensor or sub-licensor may be subject in connection therewith (including, without limitation, under any non-disturbance provisions);

(x)            Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)            Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g) and (aa);

(z)            Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(aa)          Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Subsidiary that is not a Loan Party;

(bb)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)          Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)         licenses, sublicenses and cross-licenses involving any Intellectual Property in the ordinary course of business or on a non-exclusive basis;

(ee)          (i) Liens on Capital Stock of joint ventures securing capital contributions to, or obligations of, such Persons, (ii) rights of first refusal and tag, drag, forced sale, major decisions and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries, in each case, in the ordinary course of business (determined by the Borrower in good faith) and (iii) Liens on Capital Stock in joint ventures pursuant to the relevant joint venture agreement or arrangement or otherwise in favor of a creditor, partner or equity holder of such joint venture or securing Indebtedness of such joint venture;

(ff)           Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)         Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh)         [reserved];

(ii)            Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(jj)            Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12 with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof); and

(kk)          Liens on Financing Equity or CRE Finance Assets securing funding obligations or commitments of Holdings or any Financing SPE Subsidiary in respect of such CRE Finance Asset (including such Liens provided under any co-lender, intercreditor, participation or similar agreement).

Section 6.03.          [Reserved].

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Section 6.04.          Restricted Payments; Restricted Debt Payments; Amendments of Specified Debt Documents and Organizational Documents.

(a)           Holdings shall not, nor shall it permit any of its Subsidiaries to make, directly or indirectly any Restricted Payment, except that:

(i)          so long as there exists no Default under Section 7.01(a) or Event of Default under Section 7.01(a), (f) or (g) at the time of declaration, each of Holdings and Subsidiary REIT Borrower may make Restricted Payments consisting of dividends or other similar distributions on account of its Capital Stock declared by such Person in any Fiscal Quarter; provided that such dividends or similar distributions may be paid by Holdings or Subsidiary REIT Borrower within 60 calendar days following the date that such dividend or other distribution is declared by such Person; provided, further, that, solely for purposes of this clause (i), the amount of such dividends or distributions declared in any Fiscal Year as to which Restricted Payments are made pursuant to this clause (i) shall not exceed the amount necessary to enable Holdings and Subsidiary REIT Borrower to maintain their respective REIT Status without triggering any entity level income or excise tax (provided that (x) Holdings and/or Subsidiary REIT Borrower may make such distributions in the form of cash or Cash Equivalents notwithstanding whether dividends or distributions in a form other than cash or Cash Equivalents would be sufficient to maintain such Person’s REIT Status and (y) for purposes of so determining the minimum amount required to maintain REIT Status and/or avoid triggering any entity level income or excise tax for purposes of this clause (i), Holdings shall use net operating losses against its remaining taxable income after deduction for dividends paid with respect to dividends previously paid for the taxable year);

(ii)         [reserved];

(iii)        so long as there exists no Default under Section 7.01(a) or Event of Default at the time of declaration, Holdings may make Restricted Payments consisting of dividends, other similar distributions on account of its Capital Stock or any other cash Restricted Payments at any time so long as the total amount of all cash Restricted Payments paid by Holdings on its common stock pursuant to clause (i) above and this clause (iii) since the Closing Date does not exceed Cumulative Adjusted Core Earning by more than $50,000,000.

(iv)       Holdings may make Restricted Payments consisting of Cash payments in lieu of the issuance of fractional shares in connection with the exercise, settlement, grant or vesting of warrants, options or other securities convertible into or exchangeable for, or otherwise based on, Capital Stock of Holdings;

(v)        Holdings may repurchase Capital Stock upon the exercise, settlement, grant or vesting of warrants, options or other securities convertible into or exchangeable for, or otherwise based on, Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for, or otherwise based on, Capital Stock;

(vi)       (A) any Subsidiary may declare and make Restricted Payments to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary and, if not a Wholly-Owned Subsidiary (or any class of such Subsidiary’s Capital Stock is owned by more than one other Subsidiary), to each other direct owner of Capital Stock (or relevant class of Capital Stock) of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Holdings or any Subsidiary receiving any such Restricted Payment) based on their relative ownership interests; and (B) to the extent not prohibited by Section 6.06, any Subsidiary that is not a Wholly-Owned Subsidiary may Restricted Payments pursuant to clause (b) or (c) of the definition of “Restricted Payments” to any owner of the Capital Stock of such Subsidiary that is not Holdings or a Subsidiary;

(vii)      Subsidiary REIT Borrower shall be permitted to issue preferred shares on customary terms, and make customary dividends on such shares to third parties to the extent such arrangements are (A) substantially consistent in all material respects with (or no more burdensome to Subsidiary REIT Borrower than) the Subsidiary REIT Permitted Preferred Terms or (B) otherwise reasonably acceptable to the Required Lenders;

(viii)     [reserved];

(ix)        to the extent constituting a Restricted Payment, Holdings and its Subsidiaries may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)), Section 6.08 (other than pursuant to any cross-reference therein to Sections 6.09(d), (j) and (q)) and Section 6.09 (other than Sections 6.09(d), (j) and (q));

(x)         Holdings shall be permitted to consummate the transactions contemplated by the Warrants and Investor Rights Agreement; and

(xi)        Holdings may declare and make Restricted Payments payable solely in additional shares of its Capital Stock (other than Disqualified Capital Stock).

Notwithstanding anything to the contrary the only Basket that may be used to make Restricted Payments on the preferred shares of Subsidiary REIT Borrower shall be the Basket in Section 6.04(a)(vii).

(b)           Holdings shall not, nor shall it permit any Subsidiary to, make, directly or indirectly, any payment or other distribution (whether in cash, securities (other than newly issued Capital Stock) or other property) of or in respect of principal of or interest on any Specified Debt (or any Refinancing Indebtedness in respect of the foregoing), or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Specified Debt (or any such Refinancing Indebtedness in respect of the foregoing) (collectively, “Restricted Debt Payments”), except:

(i)          with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of Specified Debt made by exchange for, or out of the proceeds of, either (x) Refinancing Indebtedness or (y) any other Indebtedness permitted pursuant to Section 6.01;

(ii)         as part of an applicable high yield discount obligation catch-up payment;

(iii)        (A) payments of regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Specified Debt that are prohibited by the subordination provisions thereof) and (B) principal on the scheduled maturity date thereof, subject to any subordination provisions applicable thereto;

(iv)       Restricted Debt Payments in respect of the Convertible Notes in an aggregate amount not to exceed the greater of (x) $70,000,000 and (y) 1.67% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(v)        (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of Holdings and/or any capital contribution in respect of Qualified Capital Stock of Holdings, in each case, other than any such issuance to, or contribution by, any Subsidiary (except to the extent such amount is applied as any Cure Amount or utilized to make any Restricted Payment or Investment), (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Specified Debt into Qualified Capital Stock of Holdings and (C) to the extent constituting a Restricted Debt Payment, regularly scheduled payments of payment-in-kind interest with respect to any Specified Debt that is permitted under Section 6.01;

(vi)       prepayment or other payment on any intercompany debt that constitutes Specified Debt so long as no Event of Default exists immediately after giving effect thereto and such payment is permitted by any subordination agreement then in effect; and

(vii)      Restricted Debt Payments of Specified Debt made with Declined Proceeds.

(c)           Holdings shall not, nor shall it permit any Subsidiary to, amend or modify, or permit the amendment or modification of, any provision of any Specified Debt documentation (and any Refinancing Indebtedness in respect of the foregoing) or any agreement relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders (solely in their capacity as Lenders taken as a whole) and that do not materially and adversely affect the subordination provisions thereof (if any) in a manner adverse to the Lenders (solely in their capacity as Lenders hereunder taken as a whole) and (B) to the extent applicable, otherwise comply with the definition of “Refinancing Indebtedness”; provided that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Junior Indebtedness, in each case, that is permitted under this Agreement in respect thereof.

(d)           Holdings shall not, nor shall it permit any Subsidiary to, amend or modify in any manner materially adverse to the Lenders (taken as a whole and solely in their capacities as Lenders) (i) the articles or certificate of incorporation or by-laws or limited liability company operating agreement or other Organizational Documents of any Loan Party (other than to provide for the authorization and issuance of preferred shares of Subsidiary REIT Borrower in accordance with Sections 6.04(a)(vii) and 6.07(p)) or (ii) the Management Agreement, except any such amendments, modifications or changes that are necessary or advisable to consummate or implement the Internalization of Management or the Transactions (including any transactions incidental thereto).

Section 6.05.          Burdensome Agreements. Except as provided herein or in any other Loan Document, Holdings shall not, nor shall it permit any of its Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of Holdings that is not a Loan Party to pay dividends or other distributions to Holdings or any Loan Party, (y) any Subsidiary that is not a Loan Party to make cash loans or advances to Holdings or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Obligations (each, a “Burdensome Agreement”), except restrictions:

(a)            set forth in any agreement evidencing or relating to (i) Indebtedness of a Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (m), (p) (as it relates to Indebtedness in respect of clauses (m), (u), (cc) or (dd) of Section 6.01), (u), (bb), (cc), (dd) or (ff) of Section 6.01;

(b)            arising under customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in CRE Finance Assets, leases, subleases, licenses, sublicenses, concessions, occupancy agreements, joint venture agreements, co-lender agreements, intercreditor agreements, participation agreements, purchase and sale agreements, servicing agreements, custodial agreements and other agreements entered into in the ordinary course of business (determined by the Borrower in good faith);

(c)            that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d)            that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)            set forth in any agreement for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition;

(f)             set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)            imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements (including, in the case of Subsidiary REIT Borrower, to provide for the authorization and issuance of preferred shares of Subsidiary REIT Borrower in accordance with Sections 6.04(a)(vii) and 6.07(p));

(h)            on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i)             set forth in documents or instruments which exist on the Closing Date and were not created in contemplation thereof, as may be amended, amended and restated, restated, supplemented, modified or replaced from time to time, to the extent such amendment, restatement, supplement, modification, or replacement, taken as a whole, is not materially adverse to the interests of the Lenders;

(j)             arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k)            arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l)             arising in any Hedge Agreement (or any other agreement relating to any Interest Hedge Transaction permitted under this Agreement) or any customary agreement in respect of deposit, treasury or cash management services;

(m)          relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n)           set forth in any agreement relating to any Permitted Lien that limit the right of the Borrower or any Subsidiary to Dispose of or encumber the assets subject thereto;

(o)           set forth in agreements entered into in connection with the administration, operation or management of CRE Finance Assets and/or Asset Financing Facilities in the ordinary course of business (as determined in good faith by the Borrower);

(p)           imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06.          Investments. Holdings shall not, nor shall it permit any of its Subsidiaries to, make or own any Investment in any other Person except:

(a)            Cash or Investments that were Cash Equivalents at the time made;

(b)           (i) Investments by Holdings or any Subsidiary in the Borrower or any Subsidiary that is a Loan Party (or any Subsidiary that becomes a Loan Party after giving effect to such Investment); (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (iii) Investments by Holdings or any Subsidiary in Holdings or any Subsidiary not otherwise permitted in clause (i) or (ii) above in an aggregate amount for all such Investments made or deemed made pursuant to this Section 6.06(b)(iii) that are at that time outstanding in an amount not to exceed the greater of $20,000,000 and 0.48% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis at any one time outstanding;

(c)           Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(d)           intercompany liabilities in the ordinary course of business arising from (i) cash management, tax, and accounting operations of Holdings and its Subsidiaries or (ii) intercompany loans, advances or Indebtedness; provided that any such Indebtedness (x) has a term not exceeding 364 days (inclusive of any roll-over or extensions of terms), and (y) to the extent owed by any Loan Party owed to any Subsidiary that is not a Loan Party is unsecured and subordinated to the Obligations and subject to the Intercompany Note; provided that the outstanding amount of loans or advances made by Loan Parties to non-Loan Parties pursuant to this clause (d)(ii) shall not exceed the greater of $5,000,000 and 0.12% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis at any time outstanding;

(e)           Permitted Acquisitions;

(f)            Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and, to the extent any such Investment is in excess of $1,000,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g)           Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h)           loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of Holdings, its Subsidiaries, the Manager (or its Affiliates) and/or any joint venture to the extent permitted by Requirements of Law, (i) for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business or (ii) in connection with such Person’s purchase of Capital Stock of Holdings, in any such case, in an aggregate principal amount for this clause (h) not to exceed the greater of $500,000 and 0.01% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis at any one time outstanding; provided that such limitation shall not apply with respect to subclause (ii) above so long as the proceeds of such loan or advance are substantially contemporaneously contributed to Holdings for the purchase of such Capital Stock;

(i)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)            Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)           Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l)            Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)          loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of Holdings or its Subsidiaries, in each case, to the extent such payments or other compensation relate to services provided to Holdings or its Subsidiaries in the ordinary course of business;

(n)           Investments to the extent that payment therefor is made solely with Qualified Capital Stock Holdings, in each case, to the extent not resulting in a Change of Control;

(o)           (i) Investments of any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, Holdings or any Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replaceme nt, renewal or extension thereof increases the original amount of such Investment except as otherwise permitted by this Section 6.06;

(p)           Investments, directly or indirectly, in CRE Finance Assets (i) in the ordinary course of business (including, without limitation, in connection with the performance of any future funding obligations of Holdings or any Subsidiary with respect thereto), (ii) that are substantially consistent with past practice, (iii) in connection with any foreclosure or other exercise of remedies under, or a workout or restructuring of, all or any portion of the obligations under any Asset Financing Facility or any CRE Finance Asset, (iv) so long as there exists no Default under Section 7.01(a) or Event of Default, to satisfy any outstanding margin call or mark-to-market repayment obligations under, and for other partial repayments of any Asset Financing Facility, and (v) to purchase assets from CLOs, so long as such assets, upon consummation of such acquisition, are owned by Wholly-Owned Subsidiaries (or, if such purchase is funded by a cash Investment by a Loan Party in a non-Loan Party, such assets, upon consummation of such acquisition, are owned by a Loan Party);

(q)           Investments made after the Closing Date by Holdings and/or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of $10,000,000 and 0.24% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis;

(r)            Investments made after the Closing Date by Holdings and/or any of its Subsidiaries in any joint venture formed or entered into with one or more other investors for the purpose of co-investing in new mortgage loan originations, in an aggregate amount at any time outstanding not to exceed the greater of $30,000,000 and 0.72% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis;

(s)           (i) Guarantees of leases (other than Finance Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of Holdings and/or its Subsidiaries, in each case, in the ordinary course of business;

(t)            [reserved];

(u)           repurchases of Obligations through open market purchases to the extent such repurchase or purchase is otherwise permitted hereunder;

(v)           Investments in Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w)          Investments under any Interest Hedge Transaction of the type permitted under Section 6.01(s);

(x)            [reserved];

(y)           Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z)            Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of Holdings, its Subsidiaries, the Manager (or its Affiliates) and/or any joint venture;

(aa)         Investments in the Borrower, any Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)        [reserved];

(cc)         any Investment made by any Subsidiary prior to the date on which such Person became a Subsidiary so long as the relevant Investment was not made in contemplation of such Person becoming a Subsidiary;

(dd)         Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons; and

(ee)         so long as the Borrower would be in compliance with Section 6.13 on a Pro Forma Basis, (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or equity and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Mandatory Repurchase Obligation in connection with a Qualified Securitization Financing.

Section 6.07.          Fundamental Changes; Disposition of Assets. Holdings shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, consummate a Division as the Dividing Person, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or otherwise make any Disposition of any assets, except:

(a)           (i) any Subsidiary may be merged, consolidated or amalgamated with or into Holdings or any other Subsidiary and (ii) any Subsidiary may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time, or, with respect to assets not so held by one or more Subsidiaries, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 6.07 (other than Section 6.07(a); provided that (A) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (1) the Borrower shall be the continuing or surviving Person or (2) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and (z) except as the Administrative Agent (acting at the direction of the Required Lenders) may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (B) in the case of any such merger or Division, consolidation or amalgamation with or into the Borrower or any Subsidiary Guarantor, either (1) the Borrower or a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower or Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) or (2) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b)           Dispositions (including of Capital Stock) among the Borrower and/or any Subsidiary (upon voluntary liquidation or otherwise) (including as a result of a Division); provided that all Dispositions under this Section 6.07(b) by a Loan Party to a Subsidiary that is not a Loan Party during the course of this Agreement shall not exceed the greater of $10,000,000 and 0.24% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis;

(c)           (i) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders and the Borrower or any Subsidiary receives any assets of the relevant dissolved or liquidated Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger or Division, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06; and (iii) the conversion of the Borrower or any Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Loan Guaranty or Collateral, if any;

(d)           (x) Dispositions of obsolete, damaged or worn out property or assets, inventory, equipment and other assets in the ordinary course of business (as determined in good faith by the management of the Borrower), and property or assets no longer used or useful in the ordinary course or the principal business of Holdings and its Subsidiaries) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e)           Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of Holdings and its Subsidiaries) or (B) otherwise economically impracticable to maintain;

(f)            Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)           Dispositions, mergers, Divisions, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (x) Permitted Liens and (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix));

(h)           Dispositions for fair market value (as determined in good faith by the applicable Loan Party or Subsidiary); provided that at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Subsidiary) of the Borrower or any Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition and (y) any Securities received by the Borrower or any Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, in each case, shall be deemed to be Cash); provided, further, that (x) on the date on which the agreement governing such Disposition is executed, no Event of Default under Section 7.01(a), (f) or (g) exists, (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii) and (z) any such asset sale that would be required to be disclosed by Holdings in a Current Report on Form 8-K shall have been approved by the board of directors (or other applicable governing body) of the relevant Loan Party or Subsidiary;

(i)            to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)            Dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)           Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l)            Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of Holdings and its Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;

(m)          (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)           Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)           Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)           to the extent constituting a Disposition, the issuance, sale and Disposition of preferred shares of Subsidiary REIT Borrower on customary terms to third parties to the extent such arrangements are (i) substantially consistent in all material respects with (or no more burdensome to Subsidiary REIT Borrower than) the Subsidiary REIT Permitted Preferred Terms or (ii) otherwise reasonably acceptable to the Required Lenders;

(q)           Disposition of any assets (i) acquired in an acquisition or other investment permitted hereunder, which assets are (x) not used or useful in the ordinary course or the principal business of Holdings and its Subsidiaries or (y) non-core assets or unnecessary to the business or operations of Holdings and its Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder;

(r)            exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets; provided that, upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s)           any (i) Disposition of CRE Finance Assets and/or related assets, directly or indirectly, (x) in connection with any Asset Financing Facility and any transaction in connection therewith, (y) in the ordinary course of business or (z) substantially consistent with past practice, and (ii) any transaction in connection with the servicing, administration, operation or management (including property management) of CRE Finance Assets in the ordinary course of business (as determined in good faith by the Borrower);

(t)            (i) licensing, sublicensing and cross-licensing arrangements involving any Intellectual Property of Holdings or any Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of Intellectual Property, or issuances or registrations, or applications for issuances or registrations, of Intellectual Property, which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of Holdings and its Subsidiaries, taken as a whole, or are no longer economical to maintain in light of its use;

(u)           terminations or unwinds of Interest Hedge Transactions;

(v)           [reserved];

(w)          [reserved];

(x)            Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law;

(y)           any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z)           any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa)         Dispositions involving assets having a fair market value (as reasonably determined by Holdings or the relevant Subsidiary at the time of the relevant Disposition) in the aggregate of not more than the greater of $10,000,000 and 0.24% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis;

(bb)         so long as the Borrower would be in compliance with Section 6.13 on a Pro Forma Basis, any Disposition of Securitization Assets to a Securitization Subsidiary; provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith; and

(cc)         any Disposition of Securitization Assets (other than to a Securitization Subsidiary) or related assets in connection with any Qualified Securitization Financing.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent (at the direction of the Required Lenders) shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8 hereof.

Section 6.08.         [Reserved].

Section 6.09.          Transactions with Affiliates. Holdings shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $5,000,000 with any of their respective Affiliates on terms that are less favorable to Holdings or such Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)           any transaction between or among Holdings and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)           any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options, incentive equity awards and similar arrangements, and stock or other equity ownership plans approved by the board of directors (or equivalent governing body) of Holdings or any Subsidiary;

(c)           (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by Holdings or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors of Holdings or its Subsidiaries (or of the Manager or its Affiliates), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option, equity incentive plan or similar arrangement and stock or other equity ownership plans, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)           (i) transactions permitted by Sections 6.01(d), (o) and (ee), 6.04 and 6.06(h), (m), (o), (t), (z) and (aa) and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e)           transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f)            (i) so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom (provided, that during such an Event of Default such fees may continue to accrue and become payable upon the waiver, termination or cure of the relevant Event of Default), the payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees to the Manager (or its Affiliates) pursuant to any management agreement in place from time to time between Holdings and the Manager (to the extent such management agreement is approved or ratified by the board of directors of Holdings) and (ii) the payment or reimbursement of all indemnification obligations and expenses owed to the Manager (or its Affiliates) and any of their respective directors, officers, members of management, managers, employees and consultants, in each case whether currently due or paid in respect of accruals from prior periods;

(g)           the Transactions, including the payment of Transaction Costs;

(h)           customary compensation to Affiliates of Holdings (or the Manager or Affiliates thereof) in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the board of directors (or similar governing body) of the Borrower in good faith;

(i)            Guarantees permitted by Section 6.01 or Section 6.06;

(j)            the payment of amounts owing pursuant to any settlement with, or judgment or arbitral award to or in favor of, the Manager;

(k)           the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of Holdings and/or any of its Subsidiaries in the ordinary course of business;

(l)            transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to Holdings and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of Holdings or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m)          the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n)           any transaction in respect of which Holdings delivers to the Administrative Agent a letter addressed to the board of directors (or similar governing body) of Holdings from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to Holdings or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(o)           the non-exclusive licensing of trademarks, copyrights or other Intellectual Property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates and Subsidiaries of Holdings;

(p)           any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(q)           any customary tax sharing agreements or arrangements entered into among the Borrower and any Affiliates or Subsidiaries of Holdings; and

(r)            any (i) Disposition of CRE Finance Assets and/or related assets, directly or indirectly, (x) in connection with any Asset Financing Facility, and any transaction in connection therewith, (y) in the ordinary course of business or (z) substantially consistent with past practice, and (ii) any transaction in connection with the servicing, administration, operation or management (including property management) of CRE Finance Assets in the ordinary course of business (as determined in good faith by the Borrower).

Section 6.10.          Conduct of Business. From and after the Closing Date, and for so long as Holdings or the Subsidiary REIT, as applicable, has determined to be subject to taxation as a REIT, Holdings shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business that, as determined by Holdings or Subsidiary REIT Borrower, would materially impact Holdings’ or Subsidiary REIT Borrower’s ability to maintain its REIT Status. For the avoidance of doubt, such prohibition shall not include, without limitation, to the extent not prohibited by the preceding sentence, (x) similar, incidental, complementary, ancillary or related businesses to the businesses engaged in by Holdings or any Subsidiary on the Closing Date and (y) any business permitted to be engaged in by a “taxable REIT subsidiary” (as defined in Section 856 of the Code) pursuant to Section 856, et seq. of the Code).

Section 6.11.         [Reserved].

Section 6.12.          Fiscal Year. Holdings shall not change its Fiscal Year-end to a date other than December 31; provided that Holdings may, upon written notice to the Administrative Agent, change the Fiscal Year-end of Holdings to another date, in which case Holdings and the Administrative Agent (acting at the direction of the Required Lenders) will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.13.          Financial Covenants. Holdings shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit any of the following to be breached, as determined quarterly on a consolidated basis in conformity with GAAP, as adjusted pursuant to the first sentence of Section 6.13(e) below:

(a)            Total Debt to Total Assets Ratio. As of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2020, Holdings shall not, with respect to itself and its Subsidiaries, directly or indirectly, permit the ratio, expressed as a percentage, (i) the numerator of which shall equal the Indebtedness of Holdings and its consolidated Subsidiaries associated with its Target Investments (net of restricted cash associated with any consolidated variable interest entities) and (ii) the denominator of which shall equal the Total Assets of Holdings and its consolidated Subsidiaries associated with its Target Investments, to at any time be greater than seventy-seven and one half percent (77.5%); provided, that notwithstanding the foregoing, Holdings and its consolidated Subsidiaries may from time to time acquire Highly Rated CMBS and enter into secured Indebtedness in connection therewith pursuant to which the ratio, expressed as a percentage, (i) the numerator of which equals the Indebtedness of Holdings and its consolidated Subsidiaries associated with its Highly Rated CMBS (net of restricted cash associated with any consolidated variable interest entities) and (ii) the denominator of which equals the Total Assets of Holdings and its consolidated Subsidiaries associated with its Highly Rated CMBS exceeds seventy-seven and one half percent (77.5%) but is not greater than ninety percent (90.00%), subject to the condition that at any such time, Holdings shall not, with respect to itself and its Subsidiaries, directly or indirectly, permit the ratio, expressed as a percentage, (i) the numerator of which shall equal the Indebtedness of Holdings and its consolidated Subsidiaries and (ii) the denominator of which shall equal the Total Assets of Holdings and its consolidated Subsidiaries to be greater than eighty percent (80.00%).

(b)            Unrestricted Cash. Holdings shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit its Unrestricted Cash to be less than the greater of: (i) Thirty Million and No/100 Dollars ($30,000,000.00), and (ii) five percent (5.0%) of Holdings’ Recourse Indebtedness.

(c)            Minimum Tangible Net Worth. Holdings shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit its Tangible Net Worth to be less than the sum of (x) seventy-five percent (75%) of the Tangible Net Worth as of the Closing Date, plus (y) seventy-five percent (75%) of the aggregate net cash proceeds of any equity issuances made by Holdings after the Closing Date (net of underwriting discounts and commissions and other out-of-pocket costs and expenses incurred by Holdings and its Affiliates in connection with such equity issuance).

(d)            Minimum Interest Expense Coverage Ratio. Holdings shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit the ratio of (i) all amounts set forth on an income statement of Holdings and its consolidated Subsidiaries prepared in accordance with GAAP for interest income for the period of four (4) consecutive fiscal quarters ended on or most recently prior to such date of determination to (ii) the Interest Expense of Holdings and its consolidated Subsidiaries for such period, to be less than 1.50 to 1.00.

(e)            Certain Defined Terms; Etc. Notwithstanding anything to the contrary herein, all calculations of the Financial Covenants in this Section 6.13 and all calculations of Senior Net Debt to Total Assets Ratio, Total Net Debt to Total Assets Ratio and Consolidated Total Assets in the Loan Documents shall be adjusted to remove the impact of (i) CECL Reserves and (ii) consolidating any variable interest entities under the requirements of Accounting Standards Codification (“ASC”) Section 810 and/or transfers of financial assets accounted for as secured borrowings under ASC Section 860, as both of such ASC sections are amended, modified and/or supplemented from time to time. As used in this Section 6.13, the following terms shall have the respective meanings set forth below:

“Cash and Cash Equivalents” means any of the following: (a) cash, (b) fully federally insured demand deposits, and (c) securities with maturities of thirty (30) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof.

“CECL Reserves” means, with respect to any Person and as of a particular date, all amounts determined in accordance with GAAP under ASU 2016-13 and recorded on the balance sheet of such Person and its consolidated Subsidiaries as of such date.

“CMBS” means Mortgage pass-through certificates or other securities issued pursuant to a securitization of commercial real estate loans.

“Highly Rated CMBS” means CMBS rated at least “AA” (or any comparable rating) by any Rating Agency.

“Interest Expense” means, with respect to any Person in respect of any period of four consecutive fiscal quarters, ended on the last day of any fiscal quarter of such Person, determined on a consolidated basis without duplication, consolidated interest expense, whether paid or accrued, without deduction of consolidated interest income, including, without limitation or duplication, or, to the extent not so included, with the addition of: (i) interest expense associated with any interest rate hedging activity; (ii) the amortization of debt discounts by such Person; and (iii) prepayment penalties and debt extinguishment charges paid by such Person, in all cases as reflected in the applicable consolidated financial statements and all as determined in accordance with GAAP.

“Rating Agency” means any of Standard & Poor’s Ratings Services, Moody’s Investor’s Service, Inc. Morningstar, Inc. or Fitch Ratings, Inc., or any successors thereto.

“Recourse Indebtedness” means, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.

“Tangible Net Worth” means, with respect to any Person on any date of determination, (A) the sum of all amounts that would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person and its consolidated Subsidiaries at such date, minus (B) the sum of (i) amounts owing to such Person or any such consolidated Subsidiary from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets of such Person and its consolidated Subsidiaries, if any, and (iii) prepaid Taxes and/or expenses, all on or as of such date and all without duplication as determined in accordance with GAAP.

“Target Investments” means any of the following: (i) whole mortgage loans, (ii) senior pari passu “A notes” or participations in whole mortgage loans, (iii) mezzanine loans, (iv) preferred equity investments, (v) subordinated mortgage interests (including “B notes” and junior participations in whole mortgage loans, and (vi) real estate securities (including commercial mortgage backed securities and collateralized loan obligations); provided that the foregoing shall exclude Highly Rated CMBS.

“Total Assets” means, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid Taxes and expenses, all on or as of such date.

“Unrestricted Cash” means, with respect to any Person and any date, the amount of unrestricted and unencumbered Cash and Cash Equivalents held by such Person and its consolidated Subsidiaries.

(f)            Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), upon the occurrence of an Event of Default as a result of the Borrower’s failure to comply with Section 6.13(a), (c) or (d) above for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Qualified Capital Stock for Cash or otherwise receive Cash contributions in respect of Qualified Capital Stock of Holdings, the Borrower or any other Loan Party (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.13(a), (c) or (d), as applicable, shall be recalculated giving effect to a pro forma increase in the amount of (i) Consolidated Total Assets, in the case of Section 6.13(a), (ii) shareholder’s equity, in the case of Section 6.13(c) and (iii) consolidated net income of Holdings and its consolidated Subsidiaries, in the case of Section 6.13(d), in each case, by an amount equal to the Cure Amount solely for the purpose of determining compliance with Section 6.13(a), (c) or (d), as applicable, as of the end of such Fiscal Quarter and for applicable subsequent Fiscal Quarters. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any repayment of Indebtedness in connection with determining compliance with Section 6.13(a), (c) or (d) for the Fiscal Quarter with respect to which such Cure Right is exercised), the requirements of Section 6.13(a), (c) or (d)  would be satisfied, then the requirements of Section 6.13(a), (c) or (d) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13(a), (c) or (d) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (I) in each four consecutive Fiscal Quarter period there shall be at least one Fiscal Quarter (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (II) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (III) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.13(a), (c) or (d), as applicable, (IV) upon the Administrative Agent’s receipt of a written notice from the Borrower that the borrower intends to exercise the Cure Right until the 15th Business Day following the date on which financial statements for the Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant Event of Default under Section 6.13(a), (c) or (d) (V) there shall be no pro forma reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.13(a), (c) or (d) for the Fiscal Quarter in respect of which the Cure Right was exercised and (VI) for the Fiscal Quarter with respect to which any Cure Amount is included in the calculation of Consolidated Total Assets as of the last day thereof as a result of any exercise of the Cure Right, such increase to Consolidated Total Assets as a result of applying such Cure Amount shall be disregarded for purposes of determining whether any financial ratio or test or Basket set forth in Article 6 of this Agreement has been satisfied (other than any direct or indirect condition or requirement under any applicable Basket to be in compliance on a Pro Forma Basis with Section 6.13.

(g)            Most Favored Lender Status. To the extent that any Loan Party is obligated under any Repurchase Facility, loan agreement, warehouse facility or similar credit facility or any Guarantee thereof, in any such case, in an aggregate principal amount that exceeds the Threshold Amount (any of the foregoing, “Specified MFN Debt”) to comply with any financial covenant measured with respect to any Loan Party or with respect to any Loan Party and its Subsidiaries on a consolidated basis, and such financial covenant is more restrictive to any Loan Party than any financial covenant set forth in this Section 6.13, or is in addition to any financial covenant set forth in this Section 6.13, then such financial covenant shall, with no further action required on the part of any Loan Party, any Lender or the Administrative Agent, automatically become a part of this Section 6.13 and be incorporated herein, mutatis mutandis, and Holdings hereby covenants to maintain compliance with such financial covenant at all times throughout the remaining term of this Agreement. In connection herewith, Holdings agrees to promptly notify the Administrative Agent of the execution of any agreement or other document that would cause the provisions of this Section 6.13(f) to become effective. Holdings and the Borrowers further agree to execute and deliver any new amendments to this Agreement that are reasonably requested by the Administrative Agent or the Required Lenders to evidence all such new or modified provisions. Notwithstanding the foregoing, if any such financial covenant shall be deemed automatically deleted from this Agreement at such time as such financial covenant is deleted or otherwise removed from the relevant Specified MFN Debt or the relevant Specified MFN Debt shall have been terminated, all commitments thereunder cancelled and all liabilities existing thereunder paid in full (other than unasserted contingent liabilities and obligations not then due and payable).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01.          Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)           Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)           Default in Other Agreements. (i) Failure by Holdings or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; and (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that:

(1) clause (ii) of this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder,;

(2) this clause (b) shall not apply to the extent such failure is remedied or waived by the holders of the applicable Indebtedness prior to any acceleration of the Loans pursuant to Article 7; and

(3) no such event (other than the failure to make a principal payment at stated final maturity) under any Asset Financing Facility or any Guarantee thereof shall constitute a Default or Event of Default under this clause (b) until (x) such Indebtedness shall have been accelerated as a result of such event or (y) with respect to any such Indebtedness (other than CMBS) for which the holder or holders thereof (or a trustee or agent on behalf of such holder or holders) have delivered a written notice to Holdings or the applicable Subsidiary party thereto that an event of default exists under such Indebtedness, remedies shall have been exercised by such holder(s) (or a trustee or agent on behalf thereof) as a result of such event to foreclose on, sell or liquidate CRE Finance Assets in an aggregate amount for all such Indebtedness referred to in this subclause (3)(y) that exceeds 15% of the total amount of loans held-for-investment by Holdings and its Subsidiaries (including in such 15% any foreclosures, sales or liquidations of CRE Finance Assets that occur pursuant to subclause (2)); or

(c)           Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in (i) Section 5.01(e), Section 5.02 (as it applies to the preservation of the existence of Holdings and the Borrower), Section 5.15 , Section 5.16, Section 5.17 or Article 6; it being understood and agreed that any breach of Section 6.13 is subject to cure as provided in Section 6.13(f), and no Event of Default may arise under Section 6.13 until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Section 5.01(a) or (b), as applicable (so long as the Borrower shall have the right to exercise Cure Rights), and then only to the extent the Cure Amount has not been received on or prior to such date or (ii) Section 5.18, which default, solely in the case of this clause (ii), has not been remedied or waived within one (1) Business Day; or

(d)           Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate or any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made (it being understood and agreed that any breach of representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document); or

(e)           Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 calendar days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case or proceeding under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case or proceeding against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) for all or a material part of its property, which remains, in any case or proceeding under this clause (f), undismissed, unvacated, unbonded or unstayed pending appeal for 60 consecutive days; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case or proceeding under any Debtor Relief Law, or the consent by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or proceeding or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any Debtor Relief Law, or the consent by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other like official for or in respect of itself or for all or a material part of its property; (ii) the making by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission in writing by any Responsible Officer of Holdings or the Borrower of the inability of Holdings or the Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiary) to pay their respective debts as such debts become due; or

(h)           Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings or any of its Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party, by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days (it being understood and agreed that in no event shall any settlement with, or judgment or arbitral award to or in favor of, the Manager (or the payment of amounts owing pursuant thereto) shall constitute a Default or Event of Default pursuant to any provision of this Section 7.01); or

(i)            Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of Holdings or any of its Subsidiaries in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j)            Change of Control. The occurrence of a Change of Control; or

(k)           Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared, by a court of competent jurisdiction, to be null and void or any Guarantor shall repudiate in writing its obligations thereunder (in each case, other than as a result of the discharge of such Guarantor in accordance with the terms thereof and other than as a result of acts or omissions by the Administrative Agent or any Lender), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared, by a court of competent jurisdiction, to be null and void or any Lien on Collateral created (or purported to be created) under any Collateral Document ceases to be valid and perfected with respect to a material portion of the Collateral (other than (I) Collateral consisting of Material Real Estate Assets to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (II) solely by reason of (w) such perfection is not required pursuant to the Collateral and Guarantee Requirement, the Perfection Requirements, the Collateral Documents, this Agreement or otherwise, (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than bona fide, good faith disputes as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement shall not result in an Event of Default under this Section 7.01(k) or any other provision of any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, including any Prepayment Premium, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Article, any such Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, including the Prepayment Premium, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. The parties hereto acknowledge and agree that the Prepayment Premium referred to in this Article 7 (i) is additional consideration for providing the Term Loans, (ii) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an acceleration of the Term Loans (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Term Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Closing Date), and (iii) is not a penalty to punish the Borrower for its early prepayment of the Term Loans or for the occurrence of any Event of Default or acceleration.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01.         Appointment of Administrative Agent.

(a)           Wilmington Trust, National Association, is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Wilmington Trust, National Association, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by the Administrative Agent of the rights and remedies specifically authorized to be exercised by the Administrative Agent by the terms of this Agreement or any other Loan Document.

(b)           The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than with respect to Sections 8.07 and 8.08(a)). In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

Section 8.02.          Powers and Duties.

(a)           Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender. Nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

(b)           The Administrative Agent shall act as the “administrative agent” and “collateral agent” under the Loan Documents, and each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders, and by accepting the benefits of the Collateral Documents, any other Secured Parties, hereby expressly authorize the Administrative Agent to (i) at the direction of the Required Lenders, execute any and all documents (including releases and subordination agreements) with respect to the Collateral (including any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Secured Parties and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Secured Parties in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Secured Party. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Secured Party hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction.

(c)           The duties of the Administrative Agent shall be mechanical and administrative in nature; and the Administrative Agent shall not have, by reason of any Loan Document, a fiduciary relationship in respect of any Lender or any Secured Party. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.

Section 8.03.           General Immunity.

(a)           No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)           Exculpatory Provisions.

(i)            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(A)            shall not be subject to any fiduciary or other implied duties or obligations, regardless of whether a Default or Event of Default has occurred and is continuing;

(B)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency, reorganization, or relief of debtors; provided, further, that if the Administrative Agent so requests, it shall first be indemnified and provided with adequate security to its sole satisfaction (including reasonable advances as may be requested by the Administrative Agent) by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such directed action; provided, further, that the Administrative Agent may seek clarification or further direction from the Required Lenders prior to taking any such directed action and may refrain from acting until such clarification or further direction has been provided;

(C)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(D)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) (and such consent or request and such action or action not taken pursuant thereto shall be binding upon all the Lenders) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment (which shall not include any action taken or omitted to be taken in accordance with clause (i), for which the Administrative Agent shall have no liability);

(E)            shall not be responsible or liable for or have any duty to ascertain or inquire into or monitor (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, the use of proceeds of the Loans, or the occurrence of any Default or Event Default, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, preservation, perfection, maintenance or continuation of perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) whether the Collateral exists, is owned by Holdings or its Subsidiaries, is cared for, protected, or insured or has been encumbered, or meets the eligibility criteria applicable in respect thereof, (vii) the satisfaction of any condition set forth in Article 4 or elsewhere, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (viii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations; and

(F)            shall not have any liability arising from confirmations of the amount of outstanding Loans or any component amounts thereof.

(ii)            Nothing in this Agreement or any other Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(iii)            Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or its Affiliates to expend or risk their own funds or otherwise incur any financial liability in the performance of any duties or in the exercise of any rights or powers hereunder.

(iv)          If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement or any other Loan Document, or the Administrative Agent is in doubt as to the action to be taken hereunder, the Administrative Agent may, at its option, after sending written notice of the same to the other parties to this Agreement, refuse to act until such time as it receives a final non-appealable order of a court of competent jurisdiction directing the Administrative Agent, as applicable, to take such action or is fully indemnified for taking such action.

(v)           The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document, in each case, arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(vi)          For the avoidance of doubt, and without limiting the other protections set forth in this Article 8, with respect to any determination, designation, or judgment to be made by the Administrative Agent herein or in the other Loan Documents, the Administrative Agent shall be entitled to request that the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) make or confirm such determination, designation, or judgment.

(vii)         The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, orders, request, certificate, consent, statement, instrument, letter, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02).

(c)           Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from an Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article 7; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 8.04.          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.05.          Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with providing their respective Commitments and purchasing their pro rata share of Term Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

Section 8.06.          Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY THE ADMINISTRATIVE AGENT, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF THE ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 8.07.          Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving thirty (30) days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders and the Administrative Borrower and the Required Lenders may terminate and replace the Administrative Agent at any time by giving three (3) days’ prior written notice to the Administrative Agent, the Administrative Borrower and the Lenders. Upon any such notice of resignation or termination, as applicable, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Borrower, to appoint a successor Administrative Agent (other than any Defaulting Lender or Disqualified Institution), subject (so long as no Event of Default has occurred and is continuing) to the written consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed in the case of any such proposed successor that is to a Lender or an Affiliate of a Lender). In the case of a resignation or termination of the Administrative Agent, the resigning or terminated Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. In the case of a resignation by the Administrative Agent, if no successor shall have been so appointed by the Required Lenders in accordance with this Section 8.07(a) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (other than any Person that is a Defaulting Lender or Disqualified Institution), which appointment of a successor Administrative Agent shall be subject to the consent of the Administrative Borrower so long as no Event of Default has occurred and is continuing (which consent shall not be unreasonably withheld or delayed); provided that if the retiring Administrative Agent shall notify the Administrative Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor Administrative Agent is appointed, and for the avoidance of doubt, any agency fees for the account of the retiring Administrative Agent shall cease to accrue from (and shall be payable on) the date that a successor Administrative Agent is appointed) and all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 8.07. In the case of a termination of the Administrative Agent, all payments, communications and determinations provided to be made by, to or through the terminated Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent in accordance with this Section 8.07. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or terminated Administrative Agent, and the retiring or terminated Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities or Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or terminated Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or terminated Administrative Agent’s resignation or termination hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)           After the retiring or terminated Administrative Agent’s resignation or terminated hereunder and under the other Loan Documents, the provisions of this Article 8 and Section 9.03 and all other rights, privileges, protections, immunities, and indemnities granted to the Administrative Agent hereunder shall continue in effect for the benefit of such retiring or terminated Administrative Agent, its co-agents, sub-agents and attorneys-in-fact and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring or terminated Administrative Agent was acting as Administrative Agent.

(c)           The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more co-agent, sub-agents, or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such co-agent, sub-agent and attorney’s-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Any corporation or association into which Wilmington Trust, National Association may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Wilmington Trust, National Association is a party, will be and become the successor Administrative Agent under this Agreement and will have and succeed to the rights, privileges, protections, immunities, and indemnities of the Administrative Agent hereunder and the other Loan Documents, without the execution or filing of any instrument or paper or the performance of any further act.

(d)           Notwithstanding anything herein to the contrary, with respect to each co-agent, sub-agent or attorney-in-fact appointed by the Administrative Agent, (i) such co-agent, sub-agent or attorney-in-fact shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such co-agent, sub-agent or attorney-in-fact, and (iii) such co-agent, sub-agent or attorney-in-fact shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any such co-agents, sub-agents and attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such co-agents, sub-agents and attorneys-in-fact.

Section 8.08.          Collateral Documents and Loan Guaranty.

(a)           Administrative Agent under Collateral Documents and Loan Guaranty. Each Lender hereby further authorizes the Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Loan Guaranty, the Collateral and the Collateral Documents. Subject to Section 9.02, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a Disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented, (ii) otherwise release any Lien encumbering any item of Collateral in accordance with the terms of Section 7.12 of the Security Agreement, or (iii) release any Guarantor from the Loan Guaranty pursuant to Section 9.21 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented; provided, that (1) the Administrative Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in the Administrative Agent’s opinion or the opinion of its counsel, could expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) the Loan Parties shall have provided the Administrative Agent with such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate that the requested release is permitted under this Section 8.08. Upon request by the Administrative Agent at any time, the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02,) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under the Loan Guaranty.

(b)           Right to Realize on Collateral and Enforce Loan Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code (or equivalent foreign Debtor Relief Law), the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

Section 8.09.          Non-Reliance on Administrative Agent and Other Lenders.

(a)            Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges that the Administrative Agent and its Related Persons have made no representation or warranty to it, and that no act by the Administrative Agent or its Related Parties hereinafter taken shall be deemed to constitute any representation or warranty by the Administrative Agent or its Related Parties to any Lender. Each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, the other Loan Documents, or the Transactions contemplate hereby.

(b)           Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent and its Related Parties shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Holdings, its Subsidiaries or any other Person party to a Loan Document that may come into the possession or control of the Administrative Agent or its Related Parties.

Section 8.10.          Administrative Agent May File Proofs of Claim

(a)           In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or any other proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective Affiliates and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(iii)           and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Affiliates, and any other amounts due to the Administrative Agent and its Affiliates under the Loan Documents (including all amounts due under Sections 2.12 and 9.03)

(b)           Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.11.          Lender Direction. Each Lender authorizes and directs the Administrative Agent to enter into, and agrees to be bound by, this Agreement, the Collateral Documents, and the other Loan Documents, including, without limitation, each Loan Document to be executed by the Administrative Agent. Each Lender hereby acknowledges and agrees that (x) the foregoing instructed actions constitute an instruction from all the Lenders under this Section and (y) this Article 8 and Sections 9.03 and any other rights, privileges, protections, immunities, and indemnities in favor of the Administrative Agent hereunder apply to any and all actions taken or not taken by the Administrative in accordance with such instruction. Each Lender agrees that any action taken by the Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, the guaranties under the Loan Guaranty and the exercise by the Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

Section 8.12.          Survival. The agreements in this Article 8 shall survive the resignation of the Administrative Agent, the termination of the Commitments, the repayment, satisfaction or discharge of all the other Obligations, and the termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01.          Notices and Other Communications.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)            if to any Loan Party, to such Loan Party in the care of the Borrower at:

Granite Point Operating Company LLC
3 Bryant Park, 24th Floor
New York, New York 10036
Attention:	General Counsel
Email:	legal@gpmtreit.com
Telephone:	646-540-7940
Facsimile:	347-246-4045

with copies to (which shall not constitute notice to any Loan Party):

Skadden, Arps, Slate , Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Sarah M. Ward
Email:	Sarah.Ward@skadden.com
Telephone:	212-735-2126
Facsimile:	917-777-2126

(ii)           if to the Administrative Agent, at:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention:	Andrew Lennon
Email:	ALennon@WilmingtonTrust.com
Telephone:	302-636-6473.

with copies to (which shall not constitute notice to the Administrative Agent):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:	Mark Somerstein
Email:	Mark.Somerstein@RopesGray.com
Telephone:	212-841-8814

(iii)          if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it (provided that approval of such procedures may be limited to particular notices or communications). All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself and each Lender.

(d)           The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(e)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(f)            The Borrower acknowledges that (a) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive information of a type that would constitute material non-public information with respect to any Loan Party, any Subsidiary or any of their respective securities) (each, a “Public Lender”). The Borrower agrees that (w) at the request of the Administrative Agent, Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as not containing any information of a type that would constitute material non-public information with respect to any Loan Party, any Subsidiary or any of their respective securities for purposes of United States federal securities laws (provided, however, that to the extent such Communications constitute confidential information, they shall be treated as such as set forth in Section 9.13); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Communications shall be deemed “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly in writing that any such document contains material non-public information: (1) the Loan Documents, and (2) notification of changes in the terms of the Loans.

(g)           Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain information of a type that would constitute material non-public information with respect to any Loan Party, any Subsidiary or any of their respective securities for purposes of United States Federal or state securities laws. In the event that any Public Lender has elected for itself to not access any information disclosed through the Approved Electronic Platform or otherwise, such Public Lender acknowledges that (i) the Administrative Agent and other Lenders may have access to such information and (ii) neither the Borrower nor the Administrative Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.

(h)           THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(i)            Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(j)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(k)           Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02.          Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           Subject to this Section 9.02(b) and Section 9.02(d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that:

(A)          the consent of each Lender directly and adversely affected thereby (but, except in the case of subclause (1), not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1)           increases the Commitment of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2)           reduces the principal amount of any Term Loan owed to such Lender;

(3)           (x) extends the scheduled final maturity of any Term Loan or (y) postpones any Interest Payment Date with respect to any Term Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4)           reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that no change in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5)           extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6)           waives, amends or modifies the provisions of Section 2.18(b) or 2.18(c) of this Agreement in a manner that would by its terms alter the “waterfall” in Section 2.18(b) or pro rata sharing of payments required by Section 2.18(c) (except in connection with any transaction permitted under Section 9.05(g) or as otherwise provided in this Section 9.02);

(B)           no such agreement shall:

(1)           change any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;

(2)           release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21 hereof), without the prior written consent of each Lender; or

(3)           release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.21 hereof), without the prior written consent of each Lender; and

(C)           no such agreement shall amend, modify or otherwise affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent; provided that the Administrative Agent shall have provided with a copy of any amendment, modification, termination, waiver or consent to any Loan Document which has been effectuated by any Loan Party and any Lender.

(c)           [Reserved]

(d)           Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i)          the Borrower and the Administrative Agent (with the reasonable consent of the Required Lenders in the case of clauses (A) and (C) below) may amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel, (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents or (C) add a benefit for solely the Lenders under the existing Term Facility, including, but not limited to, increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule; provided that no such amendment, modification or waiver that increases or accelerates the amortization schedule shall operate to cause the amounts subject to such increased or accelerated amortization schedule to not be subject to Section 2.12(c),

(ii)         the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section  5.12, or 6.12, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent,

(iii)        if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision (without any further action or consent of any other party) solely to address such matter as reasonably determined by them acting jointly,

(iv)       the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein,

(v)         the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, and Commitment terminations pursuant to Section 2.09,

(vi)       no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.20(a) and except that the Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.20(a)),

(vii)       this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, and

(viii)      any amendment, wavier or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected by the consent of Lenders representing more than 50% of the aggregate Commitments and/or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

Section 9.03.          Expenses; Indemnity.

(a)           The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one (1) local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest, (x) one (1) additional counsel to all affected Indemnitees, taken as a whole, and (y) one (1) additional local counsel to all affected Indemnitees, taken as a whole, in each relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or leased by Holdings, any of its Subsidiaries or any other Loan Party or any Environmental Liability related to Holdings, any of its Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Person’s breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or any Lender) that does not involve any act or omission of the Borrower or any of its Affiliates. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(b)           Subject to Section 9.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each of the Administrative Agent, the Lenders and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one (1) firm of outside counsel to the Administrative Agent and one (1) firm of outside counsel to all such other Persons taken as a whole and, if necessary, of one (1) local counsel in any relevant jurisdiction to the Administrative Agent and one (1) local counsel in any relevant jurisdiction to all such other Persons, taken as a whole; provided that in the case of any actual or perceived conflict of interest, one (1) outside legal counsel for each group of affected persons similarly situated, taken as a whole, in each appropriate jurisdiction) in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out -of-pocket fees, disbursements and other charges of one firm of outside counsel to the Administrative Agent and one (1) firm of outside counsel to all such other Persons taken as a whole and, if necessary, of one (1) local counsel in any relevant jurisdiction to the Administrative Agent and one (1) local counsel in any relevant jurisdiction to all such other Persons, taken as a whole; provided that in the case of any actual or perceived conflict of interest, one (1) outside legal counsel for each group of affected persons similarly situated, taken as a whole, in each appropriate jurisdiction) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section 9.03, or in connection with the Loans made hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within thirty (30) days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(c)           The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04.          Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05.          Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05, including with respect to attempted assignments or transfers to Disqualified Institutions shall be subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (e) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with the prior written consent of:

(A)           the Borrower (such consent with respect to any assignments of Term Loans not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Borrower shall be deemed to have consented to any assignment of Term Loans (but not an unfunded Commitments) unless it has objected thereto by written notice to the Administrative Agent within 15 Business Days after receipt of written notice thereof and (y) the consent of the Borrower shall not be required for any assignment of (1) Term Loans or Term Commitments to any Lender or any Affiliate of any Lender or an Approved Fund or (2) Term Loans at any time when an Event of Default exists; and

(B)           the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Term Loans or Commitments of any Class, the principal amount of Term Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Approved Specified Funds of the assignee or by Approved Specified Funds of the assigning Lender) shall not be less than $1,000,000, in the case of Term Loans and Term Loan Commitments, unless the Borrower and the Administrative Agent otherwise consent;

(B)           any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee (i) shall not apply to an assignment by a Lender to its controlled Affiliates and (ii) may otherwise be waived or reduced in the sole discretion of the Administrative Agent); and

(D)           the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form and/or other documentation required under Section 2.17.

(iii)          Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Notwithstanding anything to the contrary herein, if the standstill provisions in Section 8 of the Investor Rights Agreement are still in effect at any time of any assignment to an assignee pursuant to this Section, such assignee shall become a party to the Investor Rights Agreement (to the extent not already a party thereto) for purposes of such Section no later than substantially concurrently with the effectiveness of such assignment, unless consented to in writing by the Administrative Borrower.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and Commitments owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b)(ii)(C), if applicable, and any written consent to the relevant assignment required by Section 9.05(b)(i), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) the assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)           (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or Commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section 9.05, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05 and it being understood that the documentation required under Section 2.17(f) shall be delivered solely to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), by the participating Lender to the Borrower and the Administrative Agent. To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)           No Participant shall be entitled to receive any greater payment under Section 2.15 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed, expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations, or is otherwise required under the Code or Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower, not to be unreasonably withheld or delayed, expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes (including approval of any amendment, waiver or other modification of any provision of the Loan Documents) remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. Any grant by a Granting Lender to an SPC shall be recorded in the Participant Register pursuant to subsection 9.5(c)(ii).

(f)            (i) Any assignment or participation by a Lender without the Borrower’s consent to any Disqualified Institution or otherwise not in compliance with this Section 9.05 shall be subject to the provisions of this Section 9.05(f), and the Borrower shall be entitled to seek specific performance to enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity; it being understood and agreed that Holdings and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any other Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Upon the request of any Lender, the Administrative Agent and the Borrower may make the list of Disqualified Institutions (other than any Disqualified Institution under clause (a), (b)(ii), (d) or (e) of the definition thereof) available to such Lender so long as such Lender agrees to keep the list of Disqualified Institutions confidential in accordance with the terms hereof and such Lender may provide such list of Disqualified Institutions to any potential assignee or participant on a confidential basis, solely for the purpose of permitting such potential assignee or participant to verify whether such Person constitutes a Disqualified Institution or an Affiliate or Related Fund of a Disqualified Institution.

(ii)            If any assignment or participation under this Section 9.05 is made to a Disqualified Institution without the Borrower’s prior written consent or otherwise not in compliance with this Section 9.05, then the Borrower may, at its sole expense and effort (but without in any way limiting or waiving any rights, claims or remedies that any Loan Party may have against any Person in connection therewith), upon notice to the applicable Disqualified Institution (or the applicable Lender) and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution (or the applicable Lender) and repay all obligations of the Borrower owing to such Disqualified Institution (or the applicable Lender), (B) in the case of any outstanding Term Loans, held by such Disqualified Institution (or the applicable Lender), purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Institution (or the applicable Lender) paid to acquire such Term Loans, plus accrued interest thereon, accrued fees, Prepayment Premiums and all other amounts payable to it hereunder and/or (C) require such Disqualified Institution (or the applicable Lender) to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Institution (or the applicable Lender) has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Institution (or the applicable Lender) paid for the applicable Loans, plus accrued interest thereon, accrued fees, Prepayment Premiums and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph) and (III) in no event shall such Disqualified Institution (or the applicable Lender) be entitled to receive amounts set forth in Section 2.13(c). Further, the Borrower may, upon notice to the Administrative Agent, require that such Disqualified Institution (or the applicable Lender) (A) will not receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, shall not have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Loans and Commitments held by any Disqualified Institution (or the applicable Lender) shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any actions, and (y) hereby agrees that if a case or proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party, such Disqualified Institution (or the applicable Lender) will be deemed to vote in the same proportion as Lenders that are not Disqualified Institutions (or the applicable Lender) and that any vote by any such Disqualified Institution in violation of the foregoing shall not be counted and (C) hereby agrees that the provisions of Section 9.03 shall not apply in favor of such Disqualified Institutions (or the applicable Lender). For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of a Disqualified Institution (or the applicable Lender), if such assignee is not a Disqualified Institution (or the applicable Lender).

(iii)          Notwithstanding anything to the contrary herein, each of the Borrower and each Lender acknowledges and agrees that the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions (or the applicable Lender), including whether any Lender or potential Lender is a Disqualified Institution (or the applicable Lender). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution (or the applicable Lender) or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution (or the applicable Lender) (regardless of whether the consent of the Administrative Agent is required thereto), and none of the Borrower, any Lender or their respective Affiliates will bring any claim to such effect.

Section 9.06.          Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07.          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Engagement Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (including by email as a “.pdf” or “.tif” attachment) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08.         Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.          Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender and the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

Section 9.10.          Governing Law; Jurisdiction; Consent to Service of Process.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)            EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)            EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 9.10. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)            To the extent permitted by APPLICABLE REQUIREMENTS OF law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) directed to it at its address for notices as provided for in Section 9.01. each Party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any OTHER loan document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by APPLICABLE REQUIREMENTS OF law.

Section 9.11.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF law, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12.          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.          Confidentiality. The Administrative Agent and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Lender or any Affiliate or Representative or Related Party thereof to any Affiliate or Representative of the Administrative Agent or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent required upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement (subject to Section 9.05(f) with respect to any Disqualified Institution), (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 (other than a Disqualified Institution), (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Interest Hedge Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party (in each case other than a Disqualified Institution) and (iv) subject to the Borrower’s prior approval of the information to be disclosed, (x) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13 or (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section 9.13 by such Person, its Affiliates or their respective Representatives. For purposes of this Section 9.13, “Confidential Information” means all information relating to Holdings and/or any of its Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent, or Lender on a non-confidential basis prior to disclosure by Holdings or any of its Subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to a Person that is a Disqualified Institution at the time of disclosure.

Section 9.14.          No Fiduciary Duty. Each of the Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender or their respective Affiliates, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by the applicable Requirements of Law, each Loan Party hereby agrees not to assert any claim against the Administrative Agent, any Lender or any of their respective Affiliates with respect to any alleged breach of fiduciary duty arising solely by virtue of this Agreement.

Section 9.15.          Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16.          USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17.          Disclosure of Agent Conflicts. Each Loan Party and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18.         Appointment for Perfection. Each Lender hereby appoints the Administrative Agent as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that, it holds possession of or otherwise controls any such Collateral for the benefit of the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefore shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. In addition, the Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable federal, state, provincial or territorial law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.19.          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.19 shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

Section 9.20.          Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Acceptable Intercreditor Agreement and any Loan Document, the terms of any Acceptable Intercreditor Agreement shall govern and control.

Section 9.21.          Release of Liens and Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Lien encumbering any item of Collateral shall be released in accordance with the terms of Section 7.12 of the Security Agreement and (b) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise, (ii) upon such Subsidiary Guarantor becoming or constituting an Excluded Subsidiary as a result of a transaction or transactions permitted hereunder and/or (iii) upon the occurrence of the Termination Date. In connection with any such release, the Administrative Agent (with the consent of the Required Lenders) shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that (1) upon the request of the Administrative Agent, the Borrower shall deliver such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate that the requested release is permitted under this Section 9.21 and (2) the Administrative Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in the Administrative Agent’s opinion or the opinion of its counsel, could expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien or Loan Guaranty, as applicable, without recourse, representation or warranty. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21 shall be without recourse to or warranty by the Administrative Agent.

Section 9.22.         Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or authorized persons as of the day and year first above written.

Granite Point Operating Company LLC,
as the Administrative Borrower

By:	/s/ Marcin Urbaszek
Name: Marcin Urbaszek
Title: Chief Financial Officer

GP COMMERCIAL INVESTMENT CORP.,
as a Borrower

By:	/s/ Marcin Urbaszek
Name: Marcin Urbaszek
Title: Chief Financial Officer

GPMT CLO REIT LLC, as a Borrower

By:	/s/ Marcin Urbaszek
Name: Marcin Urbaszek
Title: Chief Financial Officer

Granite Point Mortgage Trust Inc.,
as Holdings

By:	/s/ Marcin Urbaszek
Name: Marcin Urbaszek
Title: Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Andrew Lennon
Name: Andrew Lennon
Title: Assistant Vice President

[Signature Page to Term Loan Credit Agreement]

TOCU XXXIX LLC, as Lender

By:	/s/ Russell D. Gannaway
Name: Russell D. Gannaway
Title: Authorized Person

PCRED LENDING IV OFFSHORE LTD., as Lender
By: Pacific Investment Management Company LLC, its Director

By:	/s/ Devin Chen
Name: Devin Chen
Title: Executive Vice President

PIF ONSHORE X LP, as Lender
By: Pacific Investment Management Company LLC, its investment manager

By:	/s/ Devin Chen
Name: Devin Chen
Title: Executive Vice President

D3V VIII LLC, as Lender

By:	/s/ Jamie Weinstein
Name: Jamie Weinstein
Title: Authorized Person

HVS XXXI LLC, as Lender

By:	/s/ Devin Chen
Name: Devin Chen
Title: Authorized Person

[Signature Page to Term Loan Credit Agreement]

RSF XV LLC, as Lender

By:	/s/ Russell D. Gannaway
Name: Russell D. Gannaway
Title: Authorized Person

[Signature Page to Term Loan Credit Agreement]